UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	PreliminaryProxy Statement	☐	Confidential,for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	DefinitiveProxy Statement
☐	DefinitiveAdditional Materials
☐	SolicitingMaterial Pursuant to §240.14a-12

INNOSPEC INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

2014

March 21, 2014

Dear Fellow Stockholder:

It is with great pleasure that we invite you to our 2014 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 7, 2014 at 10.00 a.m. Eastern Daylight Time, in the Tremont Meeting Room, The Ritz-Carlton, Boston Common, 10 Avery Street, Boston, MA 02111.

Important notice regarding availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 7, 2014:

We are continuing to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to stockholders via the internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. As you have received a Notice Regarding the Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. If you would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials which are included in the Notice.

Whether or not you plan to attend the annual meeting, your vote on the matters to be acted upon at the meeting is important to us. We hope that you will vote by telephone or via the internet by following the instructions on your Notice or proxy card. Alternatively, if you have requested written proxy materials, you may vote by signing, dating and returning your proxy card. If you are a holder of record and you sign and return your proxy card without specifying your voting choices, your proxy will be voted in accordance with the Board of Directors’ recommendations as set out in the Proxy Statement.

If you are a beneficial holder of our stock (i.e. with shares held in “street name”), we urge you to give voting instructions to your broker so that your vote can be counted. This is important because brokers are not able to cast votes with respect to the election of directors or executive compensation unless they have received instructions from the beneficial owner of stock.

If you have any questions concerning the meeting, please contact Mr. David E. Williams, Innospec’s Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at 303-792-5554 or david.e.williams@innospecinc.com.

Thank you for your continued support. We look forward to seeing those of you who will be able to attend the 2014 Annual Meeting of Stockholders.

Sincerely,

Patrick S. Williams

President and Chief Executive Officer

INNOSPEC INC.

8310 South Valley Highway, Suite 350

Englewood, CO 80112

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Date and time	Wednesday, May 7, 2014, 10.00 a.m. Eastern Daylight Time

Place	Tremont Meeting Room The Ritz-Carlton, Boston Common 10 Avery Street Boston MA 02111 U.S.

Proposals	Proposal 1	Re-election of two class I directors
	Proposal 2	Advisory approval of the Corporation’s executive compensation
	Proposal 3	Ratification of the appointment of the Corporation’s independent registered public accounting firm.

Record Date	March 13, 2014

To obtain Proxy Materials	Internet	www.envisionreports.com/iosp (for stockholders of record) www.edocumentview.com/iosp (for beneficial owners with shares held in “street name”)
	Telephone	1-866-641-4276
	Email	investorvote@computershare.com with “Proxy Materials Innospec Inc.” in the subject line

Voting Methods	Internet	www.envisionreports.com/iosp (for stockholders of record) www.proxyvote.com (for beneficial owners with shares held in “street name”)
	Telephone	Use the toll-free number shown on the proxy card
	Written ballot	Complete and return a proxy card (if you received a paper copy)
	In person	Attend and vote at the meeting

Stockholders may also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

On behalf of the Board of Directors:

David E. Williams

Vice President, General Counsel,

Chief Compliance Officer and Corporate Secretary

March 21, 2014

PROXY STATEMENT

INFORMATION ABOUT THE 2014 ANNUAL MEETING OF STOCKHOLDERS AND VOTING

Why did you send me the Notice Regarding Availability of Proxy Materials?

We sent you the Notice Regarding the Availability of Proxy Materials (“Notice”) because the Board of Directors of Innospec Inc. (“Innospec” or the “Corporation”) is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders, which will be held on Wednesday, May 7, 2014 at 10.00 a.m. Eastern Daylight Time, in the Tremont Meeting Room, The Ritz-Carlton, Boston Common, 10 Avery Street, Boston, MA 02111, U.S.

The Proxy Statement summarizes the information you need to vote at the 2014 Annual Meeting of Stockholders. You do not need to attend the 2014 Annual Meeting of Stockholders in person to vote your stock. You may simply vote by telephone, over the internet, or, if you have requested written proxy materials, by completing, signing and returning the accompanying proxy card.

Innospec intends to commence distribution of the Notice to stockholders on or about March 21, 2014.

What proposals will be voted on at the Annual Meeting of Stockholders?

Stockholders are being asked to consider and vote on three proposals at the 2014 Annual Meeting of Stockholders. The following is a summary of the proposals and the voting recommendations of the Board:

SUMMARY OF PROPOSALS

Proposal		How the Board Recommends You Vote

1	Re-election of two class I directors	FOR
2	Advisory approval of the Corporation’s executive compensation	FOR
3	Ratification of the appointment of the Corporation’s independent registered public accounting firm	FOR

Are proxy materials available on the Internet?

Important notice regarding availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 7, 2014.

Yes. Our Proxy Statement, including proxy card, for the 2014 Annual Meeting of Stockholders and our 2013 Annual Report on Form 10-K are available at http://www.envisionreports.com/iosp for stockholders of record and http://www.proxyvote.com for beneficial holders.

Who is entitled to vote at the meeting?

March 13, 2014 is the record date for the 2014 Annual Meeting of Stockholders. If you owned Innospec Common Stock at the close of business on March 13, 2014, you are entitled to vote. On this record date, we had 24,381,509 of our Common Stock outstanding and entitled to vote at the 2014 Annual Meeting of Stockholders. Our Common Stock is our only class of voting stock.

How many votes do I have?

You have one vote for each share of Common Stock that you owned at the close of business on March 13, 2014. Your Notice indicates the number of shares of Common Stock you are entitled to vote.

What is the difference between holding stock as a stockholder of record and as a beneficial owner?

Although many stockholders are the record holders of their stock, others hold their stock beneficially, which means it is held through a stockbroker, bank or other nominee rather than directly in the stockholder’s own name. As summarized below, there are some differences between stock held of record and that owned beneficially.

Stockholder of Record

If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record and the Notice is being sent to you directly at your address of record. As the stockholder of record you have the right to grant your voting proxy directly to Innospec or to vote in person at the Annual Meeting of Stockholders. You may vote by telephone or via the internet as described below under the heading “Information about the Annual Meeting of Stockholders and Voting - May I vote by telephone or via the internet?”.

Beneficial Owner

If your Common Stock is held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of stock held in “street name” and our proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your stock and are also invited to attend the 2014 Annual Meeting of Stockholders. However, since you are not the stockholder of record, you may only vote these shares in person at the 2014 Annual Meeting of Stockholders if you follow the instructions described below under the heading “Information about the 2014 Annual Meeting of Stockholders and Voting - How do I vote in person at the 2014 Annual Meeting of Stockholders?” Your broker or nominee has provided a voting instruction card for you to use in directing your broker or nominee as to how to vote your stock. You may also vote by telephone or via the internet by following your broker or other nominee’s directions as described below under the heading “Information about the 2014 Annual Meeting of Stockholders and Voting - May I vote by telephone or via the internet?”.

How do I vote by proxy if I am a stockholder of record?

If you are a stockholder of record and you properly fill in your proxy card and it is received by us in time to vote, or you vote by internet or telephone, your “proxy” (i.e. one of the individuals named on your proxy card) will vote your stock as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your stock as recommended by the Board as follows:

●	“FOR” the re-election of two class I directors;
●	“FOR” the approval, on an advisory basis, of executive compensation;
●	“FOR” the ratification of the appointment of the Corporation’s independent registered public accounting firm.

If any other matter is presented at the meeting, your vote will be cast in accordance with the best judgment of the individuals named on your proxy card. As of the date of printing this Proxy Statement, we know of no such other matters that need to be acted on at the Annual Meeting of Stockholders.

How do I give voting instructions if I am a beneficial holder?

If you are a beneficial owner of stock, your broker will communicate with you directly and ask you how you want your stock to be voted. If you give the broker voting instructions, the broker will vote your stock as you direct. If you do not give the broker voting instructions, one of two things can happen, depending on the type of proposal in question. Brokers have discretionary power to vote your stock with respect to “routine” matters, but they do not have discretionary power to vote your stock on “non-routine” matters. Brokers holding stock beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or executive compensation unless they have received instructions from the beneficial owner of the stock because these are considered non-routine matters. It is therefore important that you provide voting instructions to your broker if your shares of Common Stock are held beneficially through a broker so that your vote with respect to directors and executive compensation, and any other matter treated as “non-routine”, is counted.

May I vote by telephone or via the internet?

Yes, you may vote by telephone or via the internet. We encourage you to do so because your vote will be tabulated faster than if you mailed it. Please note the following depending on whether you are a stockholder of record or a beneficial owner whose shares are held by a bank or broker in “street name”.

If you are a stockholder of record, you may vote electronically through the internet at www.envisionreports.com/iosp or by telephone Toll Free 1-800-652-8683 within U.S.A., U.S. Territories and Canada.

If you are a beneficial owner and hold your stock in “street name,” you may vote electronically through the internet at www.proxyvote.com and you should contact your bank or broker to determine whether you will be able to vote by telephone.

Whether or not you plan to attend the 2014 Annual Meeting of Stockholders in person, we urge you to vote. Doing so by returning the proxy card or voting by telephone or via the internet will not affect your ultimate right to attend and vote in person.

Proxies submitted by the internet or telephone must be received by 1.00 a.m. Central Time on May 7, 2014.

May I revoke my proxy?

Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

●	Send in another signed proxy with a later date or resubmit your vote by telephone or the internet;
●

Send a letter revoking your proxy to Mr. David E. Williams, Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Innospec Inc., 8310 South Valley Highway, Englewood, CO 80112, U.S.; or

●	Attend the 2014 Annual Meeting of Stockholders and vote in person.

If you wish to revoke your proxy, you must do so sufficiently in advance to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How do I vote in person at the 2014 Annual Meeting of Stockholders?

If you are a stockholder of record, you may attend the meeting and vote your shares in person. If you choose to do so, please bring your Notice, or proxy card showing your control number and proof of identification.

If you are the beneficial owner of stock held in “street name”, you may vote your shares in person only if you obtain a signed proxy from the stockholder of record giving you the right to vote the stock. To do so, you must bring to the 2014 Annual Meeting of Stockholders proof of identification, an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the stock and a signed proxy from the stockholder of record giving you the right to vote the stock. The account statement or letter must show that you were the beneficial owner of the stock on March 13, 2014.

Even if you plan to attend the 2014 Annual Meeting of Stockholders in person, Innospec recommends that you vote your stock in advance by internet or telephone, or by returning the accompanying proxy card, as described above so that your vote will be counted if you later decide not to attend the 2014 Annual Meeting of Stockholders.

What votes need to be present to hold the 2014 Annual Meeting of Stockholders?

To have a quorum for our 2014 Annual Meeting of Stockholders, the holders of a majority of the shares of Common Stock outstanding and entitled to vote need to be present in person or by proxy. Abstentions and broker “non-votes” are treated as present and entitled to vote and are counted in the quorum.

What vote is required to approve each proposal?

For Proposal 1, the affirmative vote of a plurality of the votes cast by holders of all stock entitled to vote on such proposal at the 2014 Annual Meeting of Stockholders is required. While directors are elected by a plurality vote, we have a majority vote director resignation policy, as described below.

As Proposal 2 is an advisory vote, there is no specified vote requirement for approval. However, Innospec will consider that the affirmative vote of the majority of the stock present (in person or represented by proxy) and entitled to vote on such proposal reflects the advice of the stockholders.

For Proposal 3, the affirmative vote of the majority of the stock present (in person or represented by proxy) and entitled to vote on such proposal at the 2014 Annual Meeting of Stockholders is required.

Proposal		Vote Required	Broker Discretionary Voting Allowed

Proposal 1	Re-election of two class I directors	Plurality of votes cast	No

Proposal 2	Advisory approval of the Corporation’s executive compensation	As an advisory vote, no specified requirement for approval	No

Proposal 3	Ratification of the appointment of the Corporation’s independent registered public accounting firm	Majority of stock present in person or by proxy	Yes

What is our Majority Vote Director Resignation Policy?

According to the procedure set forth in the Corporation’s Corporate Governance Guidelines, in an uncontested election, any nominee for director (including incumbent directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election must tender his or her resignation promptly to the Board of Directors following certification of the stockholder vote. Upon receipt of the resignation, the Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 120 days following certification of the stockholder vote. The Nominating and Corporate Governance Committee and the Board of Directors may consider such factors they deem relevant in deciding whether to accept a Director’s resignation. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K furnished to the SEC. This resignation policy does not apply to contested director elections.

How are votes counted?

In the election of Innospec Directors, your vote may be cast “FOR” each of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

Your vote may be cast “FOR”, “AGAINST” or “ABSTAIN” for the advisory approval of executive compensation and for the ratification of the appointment of Innospec’s independent registered public accounting firm. If you sign (including electronic confirmations in the case of internet or telephone voting) your proxy card with no instructions on how to vote, your stock will be voted in accordance with the recommendations of the Board. If you sign (including electronic confirmation in the case of internet or telephone voting) your broker voting instruction card with no instructions on how to vote, your stock will be voted in the broker’s discretion only with respect to “routine” matters but will not be voted with respect to “non-routine” matters. As described in “How do I give voting instructions if I am a beneficial holder?”, election of directors and executive compensation are considered non-routine matters. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What is the effect of broker non-votes and abstentions?

A broker “non-vote” occurs when a broker holding stock for a beneficial owner does not or cannot vote on a particular proposal because the broker does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Common Stock owned by stockholders electing to abstain from voting with respect to any proposal will be counted towards the presence of a quorum. Common stock beneficially owned and voted by the beneficiary through a broker will be counted towards the presence of a quorum, even if there are broker non-votes with respect to some proposals, as long as the broker votes on at least one non-routine proposal.

Abstentions and instructions to withhold votes with respect to any nominee for director election (which uses a plurality standard) will result in those nominees receiving fewer votes but will not count as votes “against” the nominee. Broker non-votes will not be considered present and entitled to vote with respect to elections of directors and therefore will have no direct effect on the outcome of election of directors. Abstentions will be treated as present and entitled to vote with respect to Proposals 2 and 3 and, therefore, will have the effect of votes “against” these proposals. Broker non-votes will have no direct effect on the outcome of these proposals.

What happens if the 2014 Annual Meeting of Stockholders is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled 2014 Annual Meeting of Stockholders. You will still be able to change or revoke your proxy until it is voted.

Where can I find the voting results?

Final voting results will be disclosed in a Form 8-K to be filed with the SEC, within four business days after the 2014 Annual Meeting of Stockholders. If official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available. You can find the Form 8-K on our website at www.innospecinc.com.

Will Innospec’s independent accountants attend the 2014 Annual Meeting of Stockholders?

KPMG Audit Plc (“KPMG”), our independent accountants, will attend the 2014 Annual Meeting of Stockholders and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Do Directors attend the 2014 Annual Meeting of Stockholders?

Our Corporate Governance Guidelines provide that Directors are expected to attend our annual meetings of stockholders and any special meeting of stockholders called by Innospec to consider extraordinary business transactions. Unless they are unable to do so as a result of special circumstances, Directors are encouraged to attend all other special meetings of stockholders called by Innospec. All of our Directors then in office attended the 2013 Annual Meeting of Stockholders that was held on May 8, 2013.

Can a stockholder or interested person communicate directly with our Board? If so, how?

Any stockholder and other interested person who may desire to contact the Chairman or any of the Directors of Innospec may do so via the following e-mail address: contact.board@innospecinc.com, or by writing to them at Innospec Inc., 8310 South Valley Highway, Englewood, CO 80112, U.S. The Corporate Secretary or the Assistant General Counsel will review communications received electronically and forward them to the addressee of the communication. The Corporate Secretary will review the communications received by mail or courier and forward to the appropriate addressee.

Whom should I call if I have any questions?

If you have any questions about the 2014 Annual Meeting of Stockholders, voting or directions to attend the 2014 Annual Meeting of Stockholders, please contact Mr. David E. Williams, Innospec’s Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, at 303-792-5554 or at david.e.williams@innospecinc.com.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors believes that adherence to sound corporate governance policies and practices is important in ensuring that the Corporation is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of the stockholders. We have adopted a set of Corporate Governance Principles intended to reflect a set of core values that provide the foundation for our governance and management systems and our interactions with others. The Board of Directors believes that corporate governance is an evolving process and periodically reviews and updates the Corporate Governance Guidelines. For example, in 2013 the Board of Directors amended our Corporate Governance Guidelines to add a majority vote director resignation policy, as described above. A current copy of those principles can be found on our website under the heading Corporate Governance at www.innospecinc.com/about-us/corporate-governance, or by writing to Mr. David E. Williams, Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Innospec Inc., 8310 South Valley Highway, Englewood, CO 80112, U.S.

Corporation’s Leadership Structure

The Board believes that the roles of Chairman of the Board (a non-executive position) and Chief Executive Officer (“CEO”) should remain separate so as to enable the Board to provide effective guidance to management and promote oversight and accountability of management. This separation preserves the distinction between the management and oversight functions, maintaining the responsibility of management to help develop corporate strategy and the responsibility of the Board to review and provide input on corporate strategy. To fulfil the role, the Chairman of the Board, among other things: creates and maintains an effective working relationship between the Board and the Corporation’s management; provides the CEO with on-going direction as to current Board needs, interests, views and expectations; and ensures that the Board agenda is appropriately directed to the matters of greatest importance to the Corporation.

The duties of the non-executive Chairman of the Board include:

●	presiding over all meetings of the Board;
●	preparing the agenda for Board meetings with the Corporate Secretary and in consultation with the CEO and other members of the Board;
●	calling and presiding over meetings of the independent Directors;
●	co-ordinating periodic review of management’s strategic plan for the Corporation;
●

after consulting with other Board members and the CEO, making recommendations to the Nominating and Corporate Governance Committee as to the membership of various Board Committees and Committee Chairs;

●	managing the Board’s process for Director self-assessment and evaluation of the Board;
●	presiding over all meetings of stockholders;
●	encouraging active participation by each member of the Board; and
●	performing such other duties and services as the Board may require.

The Board’s Role in Risk Management

The Board’s role in risk oversight and management is consistent with the Corporation’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Corporation’s risk exposure, and the Board and its committees providing oversight in connection with these efforts. Risk management is an integral part of Board and committee deliberations throughout the year. As a part of its general oversight function, the Board monitors and evaluates how management operates the

Corporation. When making any decisions and approving strategies the Board considers, among other things, the risks and exposure the Corporation faces, including operational and regulatory risks, their relative magnitude and management’s plan for mitigating these risks. The Audit Committee considers risk issues associated with the Corporation’s overall financial reporting, disclosure process and financial compliance. In addition to its regularly scheduled meetings, the Audit Committee meets with the Chief Financial Officer (“CFO”), the Head of Business Assurance and the independent registered public accounting firm in executive sessions at least quarterly. The Nominating and Corporate Governance Committee discusses legal compliance risks and issues at its regularly scheduled meetings and meets with the Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary during such meetings, including with respect to promoting compliance with anti-corruption and other important applicable laws. The Audit Committee and the Board annually review an assessment of the primary operational and regulatory risks facing the Corporation, their relative magnitude and management’s plan for mitigating these risks. In addition, the Board discusses risks related to the Corporation’s business strategy at periodic strategic planning meetings and at other meetings as appropriate.

Director Independence

The Board of Directors, after considering broadly all relevant facts and circumstances of which it is aware, including those matters set forth under Information about the Executive Officers - Family Relationships and under “Certain Other Transactions and Relationships”, has determined that a majority of its members are independent within the meaning of the NASDAQ Marketplace Rule 5606(a)(2)s applicable on the date of this Proxy Statement.

We have also adopted standards for director independence that can be found on our web site www.innospecinc.com/about-us/corporate-governance.

The Board has determined that each member of the Board who served during 2013 and/or who currently serves, except for Mr. P. Williams and Mr. Paller, meets the independence standards described above. Mr. P. Williams is not treated as independent because, as President and CEO, he is an employee of the Corporation. Mr. Paller is Of Counsel at Smith, Gambrell & Russell, LLP, a law firm which has provided legal services to the Corporation for which the Corporation paid aggregate fees of $6.5 million in the fiscal year 2011. As a result of the payment of these fees the Board determined that Mr. Paller could not be treated as an independent Director in 2011. As the fees paid to Mr. Paller’s firm in 2012 ($0.8 million) did not meet the threshold to cause him to be classed as non-independent in that year, 2012 was considered to be year one of the three-year period required before Mr. Paller could be considered independent once more. In 2013, the fees paid to Mr Paller’s firm of $0.6 million did not meet the threshold to cause him to be classed as non-independent in that year, accordingly, 2013 is considered year two of such three-year period.

Executive Sessions of Independent and Non-Management Directors

Executive sessions of independent and non-management Directors are led by the Chairman. An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Chairman at his discretion or at the request of the Board. There were four executive sessions of non-management Directors during the fiscal year 2013.

The Board will continue to monitor the standards for director independence established under applicable law or NASDAQ listing requirements and will ensure that the Corporation’s Corporate Governance Principles continue to be consistent with those standards.

Board Committees

The Board maintains the following committees to assist it in discharging its oversight responsibilities. The current membership of each committee is indicated under “Board Committee Membership” below:

	Audit	Compensation	Nominating & Corporate Governance
Mr. Hugh G. C. Aldous	Member		Chair of Committee
Mr. Milton C. Blackmore		Member	Member
Mr. Martin M. Hale	Chair of Committee
Mr. Lawrence J. Padfield		Member	Member
Mr. Robert I. Paller			Member until his resignation on April 26, 2013
Mr. Joachim Roeser	Member	Chair of Committee

Audit Committee

The Audit Committee operates pursuant to a written Audit Committee Charter, and is responsible for monitoring and overseeing the Corporation’s internal controls and financial reporting process, the independent audit of the Corporation’s consolidated financial statements by the Corporation’s independent registered public accounting firm, KPMG, and the other responsibilities detailed in its Charter, including assisting the Board with its oversight of legal and regulatory compliance requirements. A current copy of the Audit Committee Charter is available on our website under “Corporate Governance” at: www.innospecinc.com/about-us/corporate-governance.

The Audit Committee members are Mr. Hale, Mr. Aldous and Mr. Roeser. Mr. Hale was appointed Chairman of the Audit Committee on February 20, 2002. Mr. Aldous was appointed to the Audit Committee on February 15, 2005. Mr. Roeser was appointed to the Audit Committee on May 9, 2012.

Each of the members of the Audit Committee meets the criteria for director independence required under the NASDAQ’s Marketplace Rules.

All Audit Committee members possess the required level of financial literacy and are independent for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and NASDAQ rules. The Board of Directors has determined that each of Messrs. Hale and Aldous qualify as “Audit Committee Financial Experts”, as such term is defined in Item 401(h) of Regulation S-K, and meet the standard for financial expertise as required by NASDAQ. The Board made this determination based on Mr. Hale’s forty plus years of experience as a securities analyst and portfolio manager with emphasis on balance sheet study and his direct experience having previously served on the Audit Committee of the Great Lakes Chemical Corporation (now Chemtura Corporation) for over twenty years (including five years as its chairman), and Mr. Aldous’ qualification as a chartered accountant and his previous role as a partner and Chief Executive Officer of Robson Rhodes LLP, Chartered Accountants and partner of Grant Thornton LLP, Chartered Accountants.

KPMG, the Corporation’s independent registered public accounting firm, reports directly to the Audit Committee. The Corporation’s Business Assurance group also reports directly to the Audit Committee.

The Audit Committee meets with management and the Corporation’s independent registered public accounting firm prior to the filing of the CEO and CFO’s certifications with the SEC to receive information concerning, among other things, significant deficiencies or material weaknesses in the design or operation of internal controls.

Any stockholder or employee may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Corporation without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary or to the Audit Committee. Confidential, anonymous reports may be made by writing to: Mr. David E. Williams, Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 8310 South Valley Highway, Englewood, CO 80112, U.S. The Audit Committee has adopted a Complaint Monitoring Procedure Policy to enable confidential and anonymous reporting to the Audit Committee. All complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters will be retained in accordance with the Corporation’s document retention policy.

The Corporation limits the number of Audit Committees of SEC reporting companies on which its Audit Committee members may serve to three or less.

The Audit Committee Report appears later in this Proxy Statement.

Compensation Committee

The Compensation Committee operates under a written Compensation Committee Charter that governs its duties and standards of performance. A copy of the Compensation Committee Charter is available on our website under “Corporate Governance” at: www.innospecinc.com/about-us/corporate-governance.

The Compensation Committee members are Mr. Roeser, Mr. Blackmore and Mr. Padfield. The Compensation Committee reviews management compensation programs, recommends compensation terms and agreements for senior Executive Officers to the Board for Board approval, reviews changes in compensation for senior Executive Officers and Non-Executive Directors (“NEDs”) and administers the Corporation’s stock option plans. Mr. Roeser was appointed to the Compensation Committee on July 28, 2008 and became its Chairman on October 1, 2009 and Mr. Blackmore was appointed to the Committee on June 1, 2010. Mr. Padfield became a member of the Committee upon his appointment on December 1, 2012.

Each of the Compensation Committee members meets the criteria for director independence required under the NASDAQ Marketplace Rules.

The Compensation Committee Report appears later in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During 2013 no Compensation Committee members were officers or employees of the Corporation, were former officers of the Corporation or were engaged in transactions with a related person that would be required to be disclosed by relevant SEC rules.

In addition, during 2013 none of the Corporation’s Executive Officers served as directors or board committee members of other entities where any executive officers served as a Director of the Corporation or as a member of any of the Corporation’s Board Committees.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board the persons to be nominated by the Board for election as Directors at the 2014 Annual Meeting of Stockholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board and management. The Nominating and Corporate Governance Committee monitors the work of Legal and Compliance in ensuring observance of those principles.

The members of the Nominating and Corporate Governance Committee are Mr. Aldous, Mr. Blackmore and Mr. Padfield. Mr. Aldous was appointed to the Nominating and Corporate Governance Committee on July 28, 2008, as its Chairman. Mr. Blackmore was appointed to the Nominating and Corporate Governance Committee effect May 9, 2012. Mr. Padfield was appointed to the Nominating and Corporate Governance Committee on April 26, 2013.

The Nominating and Corporate Governance Committee also plays an advisory role to the Board in helping shape the corporate governance policy of the Corporation which extends to involvement in promoting legal compliance by the Corporation, including through meetings and reviews with the Corporation’s Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary with respect to anti-corruption and other important laws that are applicable to the Corporation and its business, and providing an assessment of that review to the Board.

Each of the members of the Nominating and Corporate Governance Committee meets the criteria for director independence required under the NASDAQ Marketplace Rules.

The Nominating and Corporate Governance Committee operates under a written Nominating and Corporate Governance Committee Charter that governs its duties and standards of performance. A current copy of the Nominating and Corporate Governance Committee Charter is available on our website under the heading Corporate Governance at: www.innospecinc.com/about-us/corporate-governance.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for Director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers potential candidates for Director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Board has not built diversity into the nominating process as a specific category required for potential Director candidates. The recruitment specification for new Directors concentrates on candidates who are seasoned executive officers, with significant relevant experience, both at board level and within industry.

These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any time during the year. The nominees for election at this year’s Annual Meeting of Stockholders were recommended for nomination by NEDs of the Corporation.

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for election to the Board as described in the Corporate Governance Guidelines which may be found on the Corporation’s website under the heading Corporate Governance at: www.innospecinc.com/about-us/corporate-governance. In order for any candidate to be considered by the Nominating and Corporate Governance Committee, and if nominated, included in the Proxy Statement, such recommendation should be received no later than the deadline for submission of stockholder proposals. See “Stockholders’ Proposals for the 2015 Annual Meeting of Stockholders”. Recommendations should be sent to the Corporate Secretary and should specify the nominee’s name, qualification for Board membership and any other information required by the Corporation’s Bylaws. All properly submitted stockholder proposals for Director Nominees received by the Corporate Secretary will be submitted to the Nominating and Corporate Governance Committee for review and consideration. The Nominating and Corporate Governance Committee will consider stockholder recommendations for Director candidates, but the Nominating and Corporate Governance Committee has no obligation to recommend such candidates.

Meetings and Attendance

In 2013, the full Board met eight times, the Audit Committee met eight times (including four times by conference call), the Compensation Committee met six times (including twice by conference call), and the

Nominating and Corporate Governance Committee met twenty three times (including eighteen times by conference call). Directors are expected to attend all Board Meetings and meetings of Committees on which they serve. Directors are expected to attend all meetings of stockholders. All of the Directors attended the 2013 Annual Meeting of Stockholders. During the year ended December 31, 2013 each of the Directors attended, in person or by teleconference, at least 75% of the meetings of the Board and meetings of Committees of the Board on which he served that were held while he was a member.

Code of Ethics

The Board has adopted a Code of Ethics, violations of which may be reported to the Chairman of the Nominating and Corporate Governance Committee or the Corporate Secretary. This Code of Ethics is intended to promote, among other things, honest and ethical conduct, full and accurate reporting and compliance with applicable laws and regulations. A copy of the Code of Ethics is available on our website under the heading Corporate Governance at: www.innospecinc.com/about-us/corporate-governance.

Copies of Code of Ethics, Corporate Governance Guidelines and Committee Charters

Any stockholder who requires a copy of the Code of Ethics, Corporate Governance Guidelines or any of the Board Committee charters may obtain one by writing to Mr. David E. Williams, Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Innospec Inc., 8310 South Valley Highway, Englewood, CO 80112, U.S. These documents can also be accessed via the Corporation’s website, www.innospecinc.com. The Charters of the individual Committees may be accessed at the Corporation’s website at www.innospecinc.com under the “About Us”, then “Corporate Governance” headings. The Corporation intends to disclose on its website any amendments to, or waivers from, it’s Code of Ethics that are required to be publicly disclosed pursuant to the rules of the SEC or NASDAQ.

PROPOSAL 1 – RE-ELECTION OF TWO CLASS I DIRECTORS (Item 1 on the Proxy Card)

The first proposal to be voted on at the meeting is the re-election of two class I directors. The directors re-elected at this meeting will serve until the 2016 Annual Meeting of Stockholders. The Board has nominated Mr. Hugh G. C. Aldous and Mr. Joachim Roeser, current class I directors, whose terms expire at the upcoming Annual Meeting of Stockholders, for re-election to the Board.

The Bylaws of the Corporation provide that the number of directors shall be not less than three nor more than twelve members, the exact number of which shall be determined from time to time by resolution adopted by the Board of Directors, and that the Board shall be divided into three classes, designated class I, class II and class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors.

The Board recommends a vote “FOR” all nominees

If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your stock will be voted for the election of the substitute nominee.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected.

According to the Bylaws, the above-named nominees will be elected to the Board on a plurality of the votes cast by the stockholders present (in person or by proxy) at the meeting and entitled to vote. However, as described above in more detail, the Corporation’s Corporate Governance Guidelines requires that any nominee who receives more “withheld” votes than “for” votes, must submit a resignation which is subject to acceptance or rejection by the Board of Directors.

Biographical information about the nominees is included under “INFORMATION ABOUT THE BOARD OF DIRECTORS” below.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The following is biographical and other information about our current Directors, including the nominees for election at the 2014 annual meeting.

Class I Directors

Mr. Hugh G. C. Aldous

Age: 69

Director since January 11, 2005

Committees: Nominating and Corporate Governance (Chair), Audit

Mr. Aldous currently serves as Chairman of Capita Sinclair Henderson Limited, a company servicing the fund management industry and a subsidiary of the London listed Capita Group plc and has held this position since December 2007 and Chairman of SPL Guernsey ICC Limited, the umbrella company for a number of cells in

Guernsey, all of which he also chairs (appointed December 2009). Mr. Aldous is also a Non-Executive Director of three other London listed public investment companies: Asian Total Return Investment Company plc (previously known as Henderson Asian Growth Trust plc), a co-investor in the Far East (appointed December 2003); Elderstreet Venture Capital Trust plc (appointed March 2007) and a director of Polar Capital Holdings plc, a parent company that controls two SEC registered entities (appointed July 2007). Mr. Aldous was a member of the U.K. Competition Commission from 1998 to 2001 and was appointed a U.K. Government Inspector of Companies several times between 1987 and 2003. He has authored several reports on corporate governance issues, has served as the audit committee chairperson for several companies and currently chairs the audit committees of two public companies and serves as a member of the audit committee of another (none of which are SEC listed companies). During 2009 and 2010 Mr. Aldous was Chairman of Melorio plc, a London quoted company in the training industry, which was sold to Pearson plc in July 2010. Mr. Aldous was for thirty two years a partner in RSM Robson Rhodes (Chartered Accountants) and Grant Thornton UK LLP.

Key Attributes, Experience and Skills:

Mr. Aldous has a wealth of experience in the financial services industry and in corporate governance which provides the Board with an executive and leadership perspective on the management, operations and financial reporting and accounting oversight of a public listed company. He also has a great deal of experience of listed companies, particularly in the U.K.

Mr. Joachim Roeser

Age: 60

Director since January 1, 2008

Committees: Compensation (Chair), Audit

Mr. Roeser has, since November 1, 2006, been Chief Executive Officer of the Amber Chemical Group, a global specialty silicone producer owned by Caledonia Investments and he became Non-Executive Chairman of Fluidata Ltd, a business internet service provider company on January 1, 2007. Since January 1, 2011, he has been a Senior Adviser of Trumont International, a mergers and acquisition advisory firm for the chemicals industry and allied sectors. He is a German national and has lived and worked in Belgium, France and Germany as well as in the U.K. Previously, he was President and Chief Executive Officer of Luzenac, a Rio Tinto subsidiary and the world’s leading talc mining producer, for five years from May 2001 to April 2006. Prior to that, Mr. Roeser was European President of Ferro Corporation from April 1998 to December 2000. He started his career over thirty years ago in the emulsifier and starch industry before joining ARCO Chemical in 1983, where he held a number of senior management positions, and ultimately served as Global Business Director, Styrene for two years. Mr. Roeser earned his Bachelor of Science degree in Chemical Engineering from the University of Wuppertal.

Key Attributes, Experience and Skills:

Mr. Roeser has held senior positions within the chemicals industry for over thirty years and brings a wealth of knowledge and expertise in this area as well as a global perspective due to his experience working across Europe, Asia, Australia as well as the U.S.

Class II Directors

Mr. Milton C. Blackmore

Age: 66

Director since June 1, 2010; Chairman since May 9, 2012

Committees: Compensation, Nominating and Corporate Governance

Mr. Blackmore serves as Non-Executive Chairman of the Corporation. Mr. Blackmore was most recently the Senior Vice President, Marketing and Product Supply for Sinclair Oil Corporation, one of the largest independent oil companies in the U.S., and served on their Board of Directors until his retirement in 2009, having previously held a number of senior marketing roles within the company. He was also Chairman of Sinclair Marketing Inc., the company’s convenience store business. Before joining Sinclair in 1995, Mr. Blackmore was with Kerr-McGee Refining Corporation for twenty six years, progressing through a variety of accounting, marketing and general management positions, ultimately serving as General Manager, Branded Marketing for three years. Mr. Blackmore has a Bachelor of Science degree in Business Administration from Panhandle State University in Oklahoma.

Key Attributes, Experience and Skills:

Mr. Blackmore has an in-depth knowledge of the chemical industry, particularly the oil sector and has held several senior positions during his career. He brings industry knowledge and marketing expertise to the Corporation.

Mr. Robert I. Paller

Age: 79

Director since November 1, 2009

Committees: None

Mr. Paller has served on the board of numerous private companies and non-profit corporations for over forty years. He is currently a member of the Council of National Trustees for the National Jewish Medical and Research Center in Denver, Colorado. An attorney by profession, Mr. Paller has been a partner with Smith, Gambrell & Russell LLP since 1965 specializing in corporate law, particularly mergers and acquisitions and currently is “Of Counsel” to the firm.

Key Attributes, Experience and Skills:

Mr. Paller has a wealth of directorship experience, having served on various boards for over forty years. He also has many years of legal experience which will assist the board in their deliberations on many topics and is a valuable resource to the Corporation which operates in a highly regulated industry.

Class III Directors

Mr. Martin M. Hale

Age: 73

Director since February 27, 1998

Committees: Audit (Chair)

Mr. Hale was, until his retirement in 2010, a Director of Chemtura Corporation (formerly Great Lakes Chemical Corporation which merged with Crompton Corporation to form Chemtura Corporation on July 1, 2005), having been a Director of Great Lakes since 1978 and from 1995 until May 2000 served as Chairman. Prior to 1983, Mr. Hale was President and Chief Executive Officer of Marsh & McClennan Asset Management Company. From 1983 to 2001 Mr. Hale was Executive Vice President and Partner of Hellman Jordan Management Co., a registered investment adviser. He also serves as an Honorary Trustee of the Museum of Fine Arts, Boston. Mr. Hale’s current principal occupation is as a private investor.

Key Attributes, Experience and Skills:

Mr. Hale has a wealth of experience in the chemicals industry and has held many leadership positions during his career as well as holding positions on other company boards. Mr. Hale also has extensive experience in investment, asset management and financial analysis which provides the Board with a useful perspective on management and operations of the Corporation.

Mr. Lawrence J. Padfield

Age: 58

Director since December 1, 2012

Committees: Compensation and Nominating and Corporate Governance

Mr. Padfield is currently the Vice President of U.S. Development Group LLC, a privately held terminal development and management company. He also serves on the Board of CAP Technologies, a U.S. company that develops technologies for cleaning and coating steel wire and plates, and Cambridge Legacy Group, a financial advisory company. Prior to joining U.S. Development Group in 2003, Mr. Padfield was with Shell Oil Company for eighteen years, where he held a number of roles, including ones in marketing, engineering and product supply, ultimately serving as the Business Development and Acquisitions Manager for their terminal and pipeline business. Mr. Padfield has a degree in Civil Engineering from the University of Missouri.

Key Attributes, Experience and Skills:

Mr. Padfield has almost thirty years’ experience in the oil and gas logistics industry and his wealth of knowledge in this sector is a valuable resource to the Corporation.

Mr. Patrick S. Williams

Age: 49

Director since April 2, 2009

No Board Committees

Mr. P. Williams has served as Director, President and CEO of the Corporation since his appointment to this position on April 2, 2009. Prior to holding this position, Mr. P. Williams was Executive Vice President and President, Fuel Specialties of the Corporation from 2005 to 2009 and in addition assumed responsibility for the global Performance Chemicals business in 2008. He held a number of senior management and sales leadership positions in Innospec Fuel Specialties LLC, latterly acting as the Chief Executive Officer of this business from 2004 to 2009. Before joining the predecessor company of Innospec Fuel Specialties LLC, Starreon Corporation, in 1993, Mr. P. Williams established a number of businesses and currently holds equity positions in a small exploration and oil production company and a real estate business.

Key Attributes, Experience and Skills:

As the only management representative on the Board, Mr. P. Williams provides an insider’s perspective in board discussions about the business and strategic direction of the Corporation. Mr. P. Williams has particular experience in the Fuel Specialties and Performance Chemicals businesses and brings a wealth of knowledge to the Corporation.

PROPOSAL 2 – ADVISORY APPROVAL OF THE CORPORATION’S EXECUTIVE COMPENSATION (Item 2 on the Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Executive Officers who are named in the “Summary Compensation Table” which appears later in this Proxy Statement (“Named Executive Officers” or “NEOs”) as disclosed in this Proxy Statement including the Compensation Discussion and Analysis, the Compensation Tables and related material, in accordance with the compensation disclosure rules of the SEC. In accordance with the Dodd-Frank Act, we are offering to our stockholders a non-binding, advisory vote on 2013 compensation for the Named Executive Officers, including the compensation of our CEO.

The Corporation’s goal for its executive compensation program is to attract, motivate and retain a talented, highly qualified team of executives who will provide leadership for the Corporation’s success in the competitive global markets the Corporation operates in. The Corporation seeks to accomplish this goal in a way that is aligned with the long-term interests of the Corporation’s stockholders. The Corporation believes that its executive compensation program is strongly aligned with the long-term interests of its stockholders as it is competitive with the market, includes both short and long-term awards and is performance based, providing a strong link between executive compensation and the performance of the Corporation.

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. The Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement describes the Corporation’s executive compensation program in more detail.

We believe that our executive compensation programs are structured in the best manner possible to support the Corporation and our business objectives. We are asking our stockholders to indicate their support for our NEO compensation as described in the Compensation Discussion and Analysis section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the compensation paid to the Corporation’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related material disclosed in this Proxy Statement is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Corporation. However, the Compensation Committee values the opinions that stockholders express through their votes and will consider the outcome of the vote when making future compensation decisions.

The Board recommends a vote “FOR” the approval of our 2013 Named Executive Officer Compensation as described in this Proxy Statement. Note: Stockholders are not voting to approve or disapprove the recommendation of the Board of Directors regarding Proposal No. 2.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Item 3 on the Proxy Card)

The Audit Committee has appointed the accounting firm KPMG to serve as the Corporation’s independent registered public accounting firm with respect to the 2014 fiscal year to examine the consolidated financial statements of the Corporation for the fiscal year ending December 31, 2014 and to perform other appropriate accounting services.

KPMG also served as the Corporation’s independent registered public accounting firm for the 2013, 2012 and 2011 fiscal years, following the resignation of PricewaterhouseCoopers LLP.

A representative of KPMG is expected to be present at the 2014 Annual Meeting of Stockholders to respond to questions and to make a statement if such representative desires to do so.

Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Corporation’s independent registered public accounting firm, the Board considers the selection of such firm to be an important matter of stockholder concern and is submitting the selection of KPMG for ratification by stockholders as a matter of good corporate practice.

The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

Dr. Philip J. Boon

Age: 54

Executive Officer since June 1, 2009

Dr. Boon serves as Executive Vice President, Business Operations, to the Corporation, having joined it in 1997. Prior to his appointment as Executive Vice President, Business Operations in June 2009, Dr. Boon was the Regional Director Europe, Middle East and Africa (“EMEA”) initially for Fuel Specialties and latterly also for Performance Chemicals and Octane Additives. Dr. Boon has over twenty five years’ international experience in the specialty chemicals industry and previously held positions with Ciba-Geigy and FMC in the U.S. and Europe. He has a PhD in chemistry from Leicester University.

Mr. Ian P. Cleminson

Age: 48

Executive Officer since July 3, 2006

Mr. Cleminson serves as Executive Vice President and CFO to the Corporation, having joined it in February 2002. Prior to this appointment, Mr. Cleminson was Financial Controller for the Fuel Specialties and Performance Chemicals business units within the Corporation. He joined the Corporation from BASF plc where, between 1999 and 2002, he served as Financial Controller of their Superabsorbants division. Previously, he worked as an accountant in private practice since 1989.

Dr. Catherine Hessner

Age: 55

Executive Officer since August 12, 2003

Dr. Hessner serves as Senior Vice President, Human Resources (“SVP, HR”) of the Corporation, having joined it in March 2003. Prior to joining the Corporation, she served as European Human Resources Director for Nova Chemicals, a U.S. commodity chemicals company. From 1995 to 1999, Dr. Hessner served as European HR Director, based in the U.K., for Anheuser-Busch, the U.S. brewing Corporation and, prior to that, spent nine years with various divisions of Mars Incorporated in a variety of human resources and general business roles.

Dr. Ian M. McRobbie

Age: 65

Executive Officer since May 7, 2002

Dr. McRobbie serves as Senior Vice President, Research and Technology, having joined the Corporation in January 2002. Between 1989 and 2002 he was Technical Director of A H Marks and Company Limited, a privately owned U.K. chemical company operating in agrochemical and specialty chemical markets. Prior to this, he worked in senior research and manufacturing roles for Seal Sands Chemical Co. Limited (a wholly owned subsidiary of the Hexcel Corporation based in California) and BTP plc (now part of Clariant).

Mr. Brian R. Watt

Age: 55

Executive Officer since January 1, 2010

Mr. Watt was appointed as Vice President, Strategic Planning and Regulatory Affairs on January 1, 2010. Mr. Watt has significant experience in the chemicals industry. He has held commercial positions in Shell, ICI, Avecia and Astra Zeneca. Mr. Watt joined the Corporation as Mergers and Acquisitions Manager in 2001 and latterly he held positions in both the Performance Chemicals and Fuel Specialties business units before taking up his current role.

Mr. David E. Williams

Age: 61

Executive Officer since September 17, 2009

Mr. D. Williams was appointed as Vice President, General Counsel and Chief Compliance Officer in September 2009. In December 2011, Mr. D. Williams was also appointed as Corporate Secretary. Before joining the Corporation, Mr. D. Williams worked as an attorney with MarkWest Energy Partners, LP, in Denver where he was responsible for various legal matters. He also served as the firm’s FERC Compliance Officer. He has over twenty five years’ experience as an attorney, covering a broad range of legal matters. Mr. D. Williams has a law degree from the University of Louisville and an undergraduate degree in Management from Park University.

Family Relationships

There are no family relationships between any of the persons referred to in the sections “INFORMATION ABOUT THE BOARD OF DIRECTORS” OR “INFORMATION ABOUT THE EXECUTIVE OFFICERS” above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis is designed to explain the executive compensation philosophy and programs and describes the material elements of compensation for 2013 for the individuals listed in the “Summary Compensation Table” as our NEOs. The tables following the Compensation Discussion and Analysis contain specific information on the compensation awarded to or earned by the NEOs in 2013.

At the 2013 Annual Meeting of Stockholders, the Corporation conducted a non-binding advisory vote on its executive compensation. At that meeting, approximately 97% of the stock present and entitled to vote on the proposal voted to “Approve” executive compensation. The Compensation Committee takes the outcome of the vote into consideration when reviewing its executive compensation programs and as the advisory vote approved the compensation, no changes or modifications to the executive compensation programs or to the compensation of any of the NEOs have been made as a result of the advisory vote.

Compensation Philosophy and Overall Objectives

The compensation philosophy of the Corporation is to link executive compensation to continuous improvement in corporate performance and increases in stockholder value, while at the same time to allow the Corporation to attract and retain the executive talent required to successfully manage our business. The overall compensation program is designed to motivate our employees to achieve business objectives and maximize their long-term commitment to our success. The Corporation aims to achieve this by providing compensation elements that align Executive Officers’ interests with stockholder value and achievement of our long-term strategies within the framework of our overall principles of good corporate governance.

The goals of the Corporation’s executive compensation programs are to:

●

Establish pay levels that are necessary to attract and retain highly qualified executive officers in light of the overall competitiveness of the market for high quality executive talent and the Corporation’s unique business profile;

●	Recognize superior individual performance, new responsibilities and new positions within the Corporation;

●

Balance short-term and long-term compensation to complement the Corporation’s annual and long-term business objectives and strategy and to encourage executive performance in the fulfillment of those objectives and strategy;

●	Provide variable compensation opportunities linked to the Corporation’s performance;

●	Encourage ownership of the Corporation’s stock by Executive Officers;

●	Align Executive Officer compensation with the interests of stockholders;

●	Reward achievement of exceptional performance.

The Corporation regularly reviews its executive compensation programs to ensure that each component is competitive, and provides a balance between fixed elements of pay and performance related elements. No element of compensation is driven by tax, accounting or regulatory considerations. Further information on each of the key components of compensation is given below.

Role of the Compensation Committee and the Compensation Consultant

The Compensation Committee of the Board of Directors oversees the Corporation’s compensation programs and practices for NEOs and other key Executive Officers and Directors. The Compensation Committee reviews and approves compensation for our Executive Officers, including salary, incentive programs, stock-based awards and compensation, retirement plans, perquisites and supplemental benefits, employment agreements, severance arrangements, change in control arrangements and other executive compensation matters. Advice to the Compensation Committee is provided by Mr. Dion Read, an independent compensation consultant, who has significant experience in executive compensation, having worked for Hay Group and Watson Wyatt (now Towers Watson) in this area. Mr. Read was retained by the Compensation Committee and meets with the Committee at least annually and provides advice at other times as the Compensation Committee deems appropriate. Any other work undertaken by Mr. Read for the Corporation must be approved by the Compensation Committee. In 2013, Mr. Read did not perform any additional work for the Corporation. The Compensation Committee has conducted an assessment of the independence of Mr. Read and has determined that he does not have any conflict of interest.

The Compensation Committee reviews and approves compensation for our NEDs annually, including retainers, fees, stock-based awards and other compensation and expense items. This review is discussed under the “Director Compensation” section of this Proxy Statement.

The processes and procedures for the Compensation Committee oversight of compensation programs are discussed in the “Corporate Governance” section of this Proxy Statement.

Role of the Chief Executive Officer and Other Executive Officers

The CEO attends Compensation Committee meetings by invitation only and does not attend Compensation Committee meetings when his compensation is being determined. Each year, the CEO, at the request of the Compensation Committee, provides his assessment of the performance of the other Executive Officers, including their achievement of individual objectives and contribution to the overall business performance. He then recommends increases to base salary, if appropriate.

The Compensation Committee then reviews all elements of compensation for the Executive Officers, taking into account the recommendations of the CEO, as well as market data and information from the SVP, HR. The Compensation Committee also reviews all elements of compensation for the CEO taking into account the Chairman of the Committee’s review and assessment of the performance of the CEO, overall business performance and results, competitive market data and other relevant information provided by the SVP, HR. The Compensation Committee reviews, discusses and determines the CEO’s compensation package without him being present. Decisions relating to the compensation of the Executive Officers, including the CEO, are made solely by the Compensation Committee and are reported by the Compensation Committee to the full Board of Directors.

The SVP, HR assists the Compensation Committee, serving as the Compensation Committee’s Secretary and provides information on compensation as requested by the Compensation Committee.

Competitive Market

The Compensation Committee reviews nationally recognized compensation survey data provided by Towers Watson to compare the Corporation’s compensation practice with the external market. In 2013, for the Executive Officers based in the U.S., Towers Watson U.S. data for similar sized roles in organizations with over $1 billion revenue was used. These are standard Towers Watson data sets and were not customized prior to use. In addition, the Compensation Committee also uses a Chemical Industry Peer Group as an additional reference point for the CEO compensation. The companies included in the peer group were selected by the Compensation Committee based on a number of factors, including company size, products and level of global operations. Compensation data for these companies is collected from their proxy statements and analyzed by the Compensation Committee. The peer group of companies for 2013 was:

Albemarle	Cambrex	Stepan
American Vanguard	Chemtura	Polyone
NewMarket	Ferro
Ashland	HB Fuller
Cabot	Innophos

In 2013, for U.K. based Executive Officers, Towers Watson U.K. data for similar sized roles in organizations with over $1 billion revenue was used. All executive jobs are assessed and graded by Mr. Read, in his capacity as the compensation consultant using the Towers Watson Global Grading methodology. Job sizes are then matched into the data to ensure that comparisons are made at the appropriate level.

References to market data in this Compensation Discussion and Analysis, unless otherwise noted, are to these foregoing sources.

Elements of Compensation

The material elements of compensation for the Corporation’s NEOs are:

●	base salary;
●	short-term incentive;
●	long-term incentive; and
●	other benefits (including retirement and supplemental plans, severance, change-in-control and employment agreements and perquisites).

These elements are explained and discussed in separate sections below. The Compensation Committee seeks to achieve an appropriate balance between fixed and variable compensation elements in line with our policy to link a significant proportion of compensation to performance. For Executive Officers the target is that at least 50% of total compensation should be delivered through variable compensation comprising a mix of long and short-term incentives and cash and non-cash compensation. The Compensation Committee has formally reviewed the allocation of compensation between the different elements using market knowledge and input from its advisors and is satisfied that the balance is appropriate and generally in line with market practice. In 2013 over 50% of overall compensation for the CEO and other NEOs was delivered through variable compensation.

Annual Cash Compensation

Base Salary

A base salary is provided to our Executive Officers. The level of base salary is reviewed on an annual basis and is adjusted, if appropriate, to recognize the scope and complexity of a role, market data and individual performance. The Compensation Committee target base salary at the median (50th percentile) of the survey group but consider other factors including individual experience and expertise, overall performance, internal pay equity and contribution to the Corporation. We believe that this methodology enables us to remain competitive as an employer in our markets without incurring unnecessary costs. In the case of Mr. P. Williams, the Compensation Committee views Mr. P. Williams as key to the Corporation’s continued success, given his unique skills and experience and therefore determined that it was appropriate to benchmark his position between the median and upper quartile of the relevant market.

2013 Salary Increases

The survey data for 2013 indicated base salaries were generally in line with the market apart from in a small number of cases. As a result the 2013 base salary level increases for the NEOs were on average 4.3%. Mr. P. Williams’ base salary was increased by 4.29% to $850,000 which was broadly in line with the average base salary for CEOs in the peer group of companies and between the median and the upper quartile of the U.S. survey group.

Following the 2013 increases, base salaries for the other NEOs were all within a 10% range of the market median data, which, based on the advice of their compensation advisor, the Compensation Committee believes is an appropriate salary range.

Annual Incentives

The Corporation’s Management Incentive Compensation Plan (“MICP”) is a short-term incentive plan which provides for cash payments which are driven by annual performance. Payments are based on achievement against pre-determined financial goals set by the Board each year. Targets are set for corporate performance and business unit performance (where appropriate) and for personal performance against objectives. All payments under the MICP are subject to an overall corporate performance threshold of 90% of the agreed target for the year: if this is not achieved, no payments under the MICP are made to any individual, regardless of personal and business unit performance.

Further, where an individual’s payment under the MICP includes a financial measure for a business unit, the business unit must also achieve a minimum of 90% of the target or the individual will not receive any MICP bonus for that year, irrespective of overall corporate and personal performance.

The MICP incentive payment opportunity and split between corporate and personal objectives are shown in the following table:

	Proportion of MICP bonus at target split:
	Corporate/ Business Performance	Personal objectives	Target MICP Bonus as % of salary	Maximum MICP Bonus as % of salary
CEO	80% of target bonus	20% of target bonus	65%	149.5%

Senior Executive Officers	80% of target bonus	20% of target bonus	40%	92%

The Compensation Committee reviews the allocation between business and personal performance each year to ensure it is appropriate.

The performance measures are also reviewed to ensure they remain appropriate and focus on delivery of high performance while recognizing the economic and business challenges the Corporation faces. The corporate performance measures are currently based on achievement of targeted levels of corporate cash and corporate operating income. These are key performance indicators for the Corporation. Personal objectives are specific to the particular business unit or function within which the Executive Officer operates. In addition to the personal element shown above, if an individual’s overall performance assessment for the year is below satisfactory then no MICP bonus is paid at all.

The levels of MICP target bonus are kept under review and are targeted at the median level against the market.

Maximum incentive payments under the MICP are awarded when the Corporation or, where relevant, an individual business unit exceeds its target performance measures by 30%.

No awards are made under the MICP scheme until the annual business results have been audited by the independent registered public accounting firm and approved by both the Audit Committee of the Board and the full Board.

In 2013, for all NEOs, MICP incentive payments were based on achievement of targets set for corporate operating income and consolidated operating cash flow. In the case of Dr. Boon, in addition to corporate targets, a proportion of his MICP incentive payment was based on achievement of targets set for operating income and operating cash flow for the Fuel Specialties business unit and for the Performance Chemicals business unit, with a proportion based on achievement of targets set for operating income of both the regional Fuel Specialties and Performance Chemicals businesses.

The consolidated financial performance targets set for annual MICP incentive payments purposes and the actual level achieved for the Corporation as a whole in 2013 were as follows:

Financial Performance Measure	Target Set for Annual MICP Bonus Purposes	Actual Achieved for MICP Bonus Purposes	Achievement as % of Target
Corporate Operating Income (before restructuring)	$92.64 million	$104.98 million	113%

Corporate Free Cash Flow	$12.32 million	$52.06 million	423%

As a result MICP bonus levels for that part of the overall MICP incentive payment based on consolidated operating income were paid at 165% of the target MICP bonus levels and at 250% of the target level for that part of the overall MICP bonus based on consolidated operating cash flow.

In 2013 the Fuel Specialties business unit achieved 102% of the target set for operating income, with the regional business achieving 108% of the target set for operating income. As a result, in the case of Dr. Boon, MICP bonus levels for those parts of his overall MICP bonus based on operating income for the Fuel Specialties business unit and the regional business were paid at 110% and 140% of the target levels, respectively. The Performance Chemicals business unit achieved 95% of the target set for operating income, with the regional business achieving 105% of the target set for operating income. As a result, MICP bonus levels for those parts of Dr. Boon’s overall MICP bonus based on operating income for the Performance Chemicals business unit and the regional business were paid at 75% and 125% of the target levels, respectively.

In assessing the individual performance on personal objectives for each NEO, the Compensation Committee uses the following process.

Annual personal objectives for each NEO are agreed with the Compensation Committee at the start of the financial year. These objectives are also designed to focus on delivery of high performance and take into account the economic and business challenges the Corporation faces. Each objective is weighted to give a maximum potential score in total of 20. A good performance on the personal objectives is defined as achieving an overall score at the end of the year of 15 or 16 and earns the target level for the 20% based on personal objectives. Achievement of the maximum score would represent exceptional performance against the personal objectives and increases the 20% of the overall target MICP bonus based on personal objectives by a factor of 50%. The relationship between score on personal objectives and the amount of MICP bonus earned for personal performance is shown below:

Marks out of 20	% of the 20% of MICP bonus based on personal objectives earned
19 - 20	150
17 - 18	125
15 - 16	100
14	70
12 - 13	50
10 - 11	25
Below 10	0

The Compensation Committee reviews this table each year to ensure it rewards performance appropriately.

At the end of the year, as part of the annual performance review process, the performance against each objective is reviewed and marked against the weighting set at the start of the year giving a total score out of 20. In the case of the CEO, this assessment is done by the Chairman of the Compensation Committee and the resultant score and assessment for each objective is reviewed and agreed by the Compensation Committee as a whole prior to approval by the full Board.

In the case of the other NEOs, the CEO reviews the objectives and proposes a mark for each objective. This, together with the underlying rationale, is reviewed and approved by the Compensation Committee prior to review and approval by the full Board.

The following table summarizes the incentive payments made under the MICP for 2013 performance for each of the NEOs, including selected relevant information about their performances:

Annual Incentive MICP
Executive	Target MICP Incentive Payment as % of Base Salary	Assessment of Personal Objectives	Achieved MICP Incentive Payment as % of Base Salary	MICP Incentive Award
Mr. Patrick S. Williams President and Chief Executive Officer	65%	19	116.35%	$988,975
Mr. Ian P. Cleminson Executive Vice President and Chief Financial Officer	40%	19	71.6%	$231,596
Dr. Philip J. Boon Executive Vice President, Business Operations	40%	19	63.7%	$187,710
Dr. Ian M. McRobbie Senior Vice President, Research and Technology	40%	19	71.6%	$183,827
Mr. Brian R. Watt Vice President, Strategic Planning and Regulatory Affairs	40%	19	71.6%	$181,751

The scoring for the personal objectives includes consideration of the following factors:

Mr. P. Williams led the development and implementation of a growth strategy, including significant work on strategic acquisitions. In particular, Mr. P. Williams drove the work on the successful acquisition of Bachman Services, Inc., Chemsil Silicones Inc. and Chemtec Chemical Company. In addition, under Mr. P. Williams’ leadership and guidance, the focus on new product development resulted in a record level of sales for products developed in the last five years, a key metric for the Corporation, and as part of the regional expansion strategy, the Corporation enjoyed further expansion and growth of business through the Russian and Brazilian entities. The Corporation has also exceeded the target set for safety across the Corporation, with the lost time accident rate across the whole Corporation less than that of the industry average in the year. Based on his personal performance and the strong results of the Corporation in a difficult competitive environment, the Board approved the Compensation Committee’s recommendations for Mr. P. Williams to be awarded a bonus of $988,975.

Mr. Cleminson provided significant financial expertise and input in connection with the acquisitions pursued during the year, including taking the lead in the financing negotiations with the banking group to secure their support for the acquisition strategy. In addition, he has played an important role in the development and implementation of a new organization wide computer system. He has also had a key role in the development and management of the compliance program.

Dr. Boon delivered strong business results in operating income for the Fuel Specialties business unit in difficult market conditions. In addition, he played a key part in the work on acquisitions in the year and has led the work on strategic options to improve the global supply of key products. He has also led the identification and delivery of a number of significant new commercial opportunities in very competitive markets and has provided leadership to the business in Asia Pacific.

Dr. McRobbie has continued to lead the development and commercialization of new products in both Performance Chemicals and Fuel Specialties. He has also played a key part in the acquisition strategy, covering all aspects of R&T and Manufacturing due diligence and integration as well as initiating the development of a new product development process for each acquired business. In addition he has continued to drive the strategy to improve the manufacturing capabilities of the Corporation and has achieved significant improvements on manufacturing efficiencies.

Mr. Watt has led the development of the long term strategic plans for the Oilfield Specialties business and provided significant support on the acquisition activity during the year, including due diligence work and development of integration plans and leading the integration of Strata Control Services Inc.

A provision exists which allows for potential claw-back of bonuses already paid if, at some point in the future, it is identified that the audited annual financial results need to be materially restated.

Co-Investment Plan

To support the alignment of stockholder and Executive Officer interests, the Co-Investment Plan was introduced by the Corporation in 2004 and reviewed by the Compensation Committee in 2011. As part of this review, the Compensation Committee determined that, with effect from 2012, the Committee would decide which Executive Officers were required to participate in the Co-Investment Plan each year, taking into account, amongst other things, whether an Executive Officer satisfies the Corporation’s stock holding requirements. In 2013, the Compensation Committee determined that, based on their level of shareholding and preference, only Mr. Watt was required to participate in the Co-Investment Plan for 2013. Mr. P. Williams, Mr. Cleminson, Dr. Boon and Dr. McRobbie did not participate in the Co-Investment Plan in 2013.

Under the terms of the Co-Investment Plan an Executive Officer, who is required to participate in the plan for that year, may invest a portion of the MICP annual incentive payment (paid in accordance with the targets above) to acquire stock in the Corporation and receive an award of matching stock as described below. If the participating Executive Officer receives an MICP incentive payment for exceeding his targets, then he must use at least one-third of the MICP incentive payment which is in excess of the MICP target payment to purchase stock, which will be matched as follows:

Bonus payment	Compulsory amount	Voluntary amount	Match

Up to MICP target bonus level	None	Maximum 50% of payment	1 matching share for every 2 shares purchased

Above MICP target bonus level	One third of any MICP bonus payment above the target level	Up to maximum of 100% of any MICP bonus payment above the target bonus level	1 matching share for every share purchased

All elections to buy stock under the Co-Investment Plan must be made within twenty one days of the MICP bonus notification date. Stock will be purchased at market price on the next available trading opportunity in accordance with the Corporation’s stock trading policy whether or not purchased directly from the Corporation. Participants in the Co-Investment Plan must generally remain employed for three years and continue to hold the stock purchased under this Co-Investment Plan in order to receive the matching stock. The Compensation Committee retains the discretion to permit release of matching stock in certain circumstances. In the event that the Corporation undergoes a change of control, restrictions on the matching stock will lapse and stock will be released.

Long-Term Incentives

The Compensation Committee believes that equity based long-term incentive awards are an important element of the overall compensation for the Corporation’s Executive Officers. They are designed to give a focus on achievement of long term performance goals that help create long term value for stockholders, act as long-term retention incentives for executives and, through the ownership of common stock of the Corporation, encourage long-term strategic decision making that is aligned with the interests of stockholders.

Long-Term Incentive Plans

The Corporation operates two on-going equity-based incentive plans in which the NEOs participate, the CSOP and the PRSOP, both of which provide for options exercisable for common stock as well as stock equivalent units (“SEUs”) which are payable in cash based on stock price. The terms and features of the CSOP and PRSOP are described below.

Company Stock Option Plan (“CSOP”)

Under the CSOP, options are granted at market value and become exercisable after three years, with all options vesting at the end of the three year period. All options have a ten-year term. Options are granted within twenty days after the public announcement of the Corporation’s annual financial results or similar information.

Except in certain circumstances participants must remain in employment with the Corporation in order to be able to exercise their options. The exceptions to this include death, injury, ill-health or disability, redundancy and the transfer of the part of the business within which the option holder works. In these cases, under the rules of the CSOP, options vest and the holder has a twelve month period within which to exercise the options.

In the event of a change of control of the Corporation, under the rules of the CSOP, all options become immediately exercisable.

Performance Related Stock Option Plan (“PRSOP”)

Under the PRSOP, options are granted at no cost and become exercisable normally after three years, provided that specified performance criteria are achieved. All options have a 10 year term. However, if an option is granted to a participant who is or would otherwise be subject to Section 409A of the Code, with an exercise price less than the fair market value of the shares on the date of grant, it must be exercised (if at all) no later than March 15 of the calendar year immediately following the calendar year in which it is first capable of exercise under the Plan. The performance criteria that are set are designed to be “stretch” targets which focus on delivery of high performance and enhancing stockholder value, while recognizing the economic and business challenges the Corporation faces. The performance criteria are regularly reviewed to ensure that they remain relevant and stretching. The criteria for awards made in 2013 are based on total stockholder return measured over a three year period starting with the financial year of the date of grant and on the relative performance of the Corporation versus competitors as measured by the share price performance over a three year period versus the Russell 2000 index. The following levels of growth must be achieved before awards vest:

Compound growth in Total Stockholder Return (“TSR”) per annum	Proportion of the 75% allocated to TSR vesting
2%	100%
1%	85%
0%	70%
Less than 0%	0% (nil)

Innospec Share price performance versus Russell 2000 Index	Proportion of the 25% allocated to relative performance vesting
100%	100%
95%	80%
90%	60%
85%	40%
Less than 85%	0% (nil)

Awards vest on a straight line basis between each threshold. For example, a compound growth in TSR of 1.5% per annum would result in 92.5% of the options vesting.

The grants are issued on a date set by the Compensation Committee each year. This is usually after the public announcement of the annual financial results. The Compensation Committee determines the grant date to be used in advance and the stock price used is typically the closing stock price at the end of the day prior to the agreed grant date.

If participants cease to be employed with the Corporation prior to the end of the vesting period awards will lapse unless the Compensation Committee determines otherwise.

In the event of a change of control of the Corporation, under the rules of the PRSOP, all options become immediately exercisable.

Stock Equivalent Units (“SEUs”)

Equity based awards, payable in cash, are made in the form of SEUs. SEUs are granted separately under either or both of the CSOP and PRSOP. The SEUs may be exercised separately from options that have been granted under the corresponding plan and such SEU exercise has no impact on those options. Two types of SEU awards have been made under these plans.

1.	SEUs granted at market value under the CSOP. These can be exercised after three years and expire ten years after grant.

2.	SEUs granted at no cost under the PRSOP. These can be exercised after three years, provided that specific performance criteria are met, and expire ten years after grant. However, if SEUs are granted to a participant who is or would otherwise be subject to Section 409A of the Code, with an exercise price less than the fair market value of the shares on the date of grant, it must be exercised (if at all) no later than March 15 of the calendar year immediately following the calendar year in which it is first capable of exercise under the Plan. The performance criteria are set at the time of grant by the Compensation Committee and are designed to be stretch targets which focus on delivery of high performance and enhancing stockholder value. The criteria for awards made in 2013 were the same criteria as were used for the PRSOP stock option awards and are disclosed under the section on PRSOP.

The performance criteria set in any one year are normally used for both SEU awards and any stock option awards under the PRSOP plan.

The value of the SEU once vested will be equal to the closing stock price of the Corporation on the date it is cashed. The grants of SEUs are issued on a date set by the Compensation Committee each year. This is usually after the public announcement of the annual financial results. The Committee determines the grant date to be used in advance and the stock price used is typically the closing stock price at the end of the day prior to the agreed grant date.

If participants cease to be employed with the Corporation prior to the end of the vesting period, the SEUs will lapse unless the Compensation Committee determines otherwise.

The SEUs together with the options granted under the CSOP and PRSOP are intended to deliver an overall long-term incentive award in line with the grant policy as detailed below.

Grant Policy

In setting the policy for these plans, the Compensation Committee considers market median practice in both the U.S. and the U.K., given the number of executives who are based in the U.K. The grant policy provides for target amounts as follows:

	Grants of CSOPs and SEUs at market price as % of base salary	Grants of PRSOPs and zero priced SEUs as % of base salary
Chief Executive Officer	30%	90%
Executive Officers	20%	55%

The Compensation Committee determines the actual levels of grant utilizing the following matrices taking account of personal performance where:

Rating 1	=	Outstanding performance	-	150% of policy is granted
Rating 2	=	Exceeding expectations	-	125% of policy is granted
Rating 3	=	Good performance	-	100% of policy is granted
Rating 4 or 5	=	Below Expectations	-	No grant is made

The personal rating impacts the amount of actual grant awarded as follows:

Chief Executive Officer			Executive Officers
Performance rating	Grants of CSOPs and market price SEUs as % of base salary	Grants of PRSOPs and zero priced SEUs as % of base salary	Performance rating	Grants of CSOPs and market price SEUs as % of base salary	Grants of PRSOPs and zero priced SEUs as % of base salary
1	45	135	1	30	82.5
2	37.5	112.5	2	25	68.75
3	30	90	3	20	55
4	0	0	4	0	0
5	0	0	5	0	0

The performance of the Executive Officers, other than the CEO, is assessed by the CEO and the Compensation Committee. The CEO recommends a rating to the Compensation Committee. The Compensation Committee reviews these and separately assesses the performance of the CEO and makes a final recommendation on performance ratings to the full Board for approval. This provides for a rigorous performance-related grant policy, in addition to the performance elements of the grants themselves.

In 2013, Mr. P. Williams was rated as 1 for his 2012 performance and as such was eligible for long-term incentive awards at 150% of the policy levels for this role. In the case of the other NEOs, based on the assessment of their individual performance, as approved by the Compensation Committee, Mr. Cleminson, Dr. Boon, Mr. Watt and Dr. McRobbie were eligible for awards at 150% of the policy level.

As previously disclosed, from 2012, 75% of the awards due under the policy will be made in the form of option grants under the CSOP and PRSOP plans, with the remaining 25% made in the form of SEUs. The Compensation Committee have also determined that in order to help manage option utilization rates and burn rates, the level of option grants in any one year should be restricted to a burn rate of no more than 1% of the Corporation’s stock outstanding with the balance of long-term incentives provided for under the policy bridged using SEU’s. In 2013, the level of option grants under the policy was less than 1% of the Corporation’s stock outstanding.

Exceptional Stock Option Awards

The Compensation Committee also has the discretion to grant options or SEUs under the CSOP or PRSOP outside of the stated policy to reflect extraordinary corporate performance. In addition, the Compensation Committee has the discretion to grant options or SEUs under the CSOP or PRSOP outside of the standard policy levels and annual grant process for retention or recruitment purposes. No such awards were made to any NEOs in 2013.

Additional Exceptional Long-Term Incentive Plan

Following the three acquisitions in 2012 and 2013, which represent a significant step in the development of the Corporation, the Compensation Committee recommended an additional long-term incentive plan designed to focus key executives on delivering a return on the investment on the acquisitions, by their successful integration and on the sustained growth of the larger business, The new plan was approved by the Board in November 2013. The plan covers a three year period commencing in January 2014 and ending on December 31 2016. Under this plan, a cash incentive award will be payable to eligible participants based on achievement of specified performance measures. The performance measures and weightings are:

●	20% weighting on the relative performance of the Corporation’s share price versus the Russell 2000 Index (“Index”)
●

40% weighting on the achievement of a stretch Earnings per Share (“EPS”) target for 2016, excluding the Octane Additives business, which would deliver an 80% increase in EPS, excluding the Octane Additives business versus the 2013 achieved level

●	40% weighting on delivery of the earnings before tax in the acquisition business plans for the three acquisitions

The following levels of each performance measures must be achieved before awards vest:

Average Share Price in Q4 2016 Vs. Russell 2000 (base/start point-average share price 1 Jan 2013 to 30 June 2013)	% of potential pay-out for average share price measure
10% out performance of Russell 2000	100%
5% out performance of Russell 2000	75%
Performance in line with Russell 2000	50%
Performance below Russell 2000	0

% of Stretch EPS Target, excluding TEL for 2016	% of potential pay-out for EPS measure
100%	100%
95%	75%
90%	50%
Below 90%	0

% of combined target EBIT for the three acquisitions achieved in 2016	% of potential pay-out for acquisition measure
110%	100%
100%	75%
90%	50%
Below 90%	0

The maximum aggregate amount payable under the plan during the three year life of the plan is $15 million. The amount was set at a level which would be an incentive for participants and, by incorporating relative share price and EPS as measures, would deliver value to shareholders. Participants have to be still in employment with the Corporation at the end of the period in the same or similar role and have achieved a minimum of a 3 (Good Performer) performance rating in each year of the plan in order to be eligible to receive any payment under this plan. In exceptional circumstances, the Compensation Committee can, at their absolute discretion, award some or all of any potential payment to a participant who leaves the Corporation prior to the end of the performance period if they leave due to injury, disability, ill-health, retirement or at the request of the Corporation, other than for cause. Eligibility for participation in the plan is at the discretion of the Compensation Committee subject to approval by the Board. Mr. P. Williams, Mr. Cleminson, Dr. Boon, Dr. McRobbie and Mr. Watt are all eligible to participate in the Plan.

There are six levels of participation for Key Executives and the maximum incentive award for each participant at each level is as follows:

Level	Maximum Incentive Award Payable	Total number of participants at each level
Level 1	$4,800,000	1
Level 2	$1,700,000	2
Level 3	$1,300,000	1
Level 4	$750,000	4
Level 5	$700,000	2
Level 6	$550,000	2

In the case of the NEOs, the Compensation Committee determined that Mr. P. Williams was eligible to participate in the Plan at Level 1, Dr. Boon was eligible to participate in the plan at Level 2, Mr. Cleminson at Level 3 and Mr. Watt and Dr. McRobbie at Level 4.

In the event of a change of control of the Corporation, the Plan will mature and participants will receive the maximum incentive award payable as detailed above.

Stock Ownership Guidelines

To further align stockholder and Executive Officer interests, the Corporation has adopted a minimum stockholding requirement for the Executive Officers. All Executive Officers are required to acquire and hold stock valued at the equivalent of one times base salary. This level of stockholding must be reached within an agreed number of years from appointment. For example, in the case of the CEO, this is four years from the date of his appointment into his position. Only stock which is registered in the Executive Officer’s name or held beneficially in “street name” are taken into account for these purposes. Unvested equity awards are not taken into account. At the end of 2013, the stockholding of the CEO equated to 893% of his year end salary using the average stock price during 2013 of $42.46. The stockholding of each of the other NEOs was also greater than 100% of their year-end salary using the same average stock price for 2013.

Other Benefits and Perquisites

These are provided as appropriate and are set by reference to median market practice. They generally consist of pension arrangements, company car or car allowance, life, disability and medical cover. There are no non-qualified deferred compensation plans. Full details are set out in the table “All Other Compensation”, following the “Summary Compensation Table”.

Post-termination Compensation

Post-termination arrangements vary depending on the nature of the termination event and are designed to be in accordance with U.S. and U.K. market norms, depending on where the executive is based. Full details are set out in the footnotes to the “Post Employment Payments” table.

Employment Agreements

Each of the NEOs has a rolling 12 month employment agreement with the Corporation. Under these agreements, the Corporation can terminate the agreement by giving one year’s notice to the NEO. In the case of Mr. P. Williams, he can terminate the agreement by giving the Corporation one year’s notice, while the other NEOs are required to give the Corporation six months’ notice if they wish to terminate the agreement. The employment agreement for each of the NEOs also includes a “Change of Control” clause. This specifies that, in the event of a change in control of the Corporation, if the Corporation terminates the NEO within twelve months of the change of control, or if the NEO terminates his employment within twelve months for good cause, the NEO will be entitled to a compensation payment. If the Corporation terminates the employment of the NEO during this period, the payment is calculated as twenty four months compensation defined as base salary, bonus at target and any car allowance from the date of notice of termination. If the NEO terminates his employment, the payment is calculated as twenty four months compensation, defined as above, from the date of the change of control. In addition, under the rules of the stock option plans, all options would vest on the change of control. The NEOs are treated in the same way as other employees who hold options under the plans. Change of control is deemed to have occurred if a person or group becomes the beneficial owner of 30% or more of the combined voting power of the Corporation; there is a consolidation or merger and the Corporation is not the surviving Corporation; the stockholders of the Corporation approve plans or proposals for a liquidation or dissolution of the Corporation or, if following a cash offer or merger, the members of the Board cease to constitute a majority of the Board. In addition, under their employment agreement, each of the NEOs, including the CEO and the CFO, is subject to a twelve month non-solicitation period, with respect to customers and employees, and a twelve month non-compete period, from the date their employment with the Corporation ends.

Indemnification Agreements

The Corporation has entered into indemnification agreements with each of the directors and NEOs in furtherance of the indemnification provisions contained in the Corporation’s Certificate of Incorporation and Bylaws, which indemnify the directors and officers of the Corporation to the fullest extent authorized or permitted by law. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was a director or officer or agent of the Corporation or any subsidiary of the Corporation or is or was a director, officer member, manager, trustee or agent of another entity at the request of the Corporation, including any action or inaction by the Indemnitee in such a capacity. The indemnification agreements provide for advancement of expenses prior to final adjudication of the claim. To the extent that indemnification is unavailable, the agreements provide for contribution. The indemnification agreements set forth procedures relating to indemnification claims. The agreements also provide for maintenance of directors’ and officers’ liability insurance.

U.S. Tax Matters

Internal Revenue Code (IRC) Section 162(m) generally limits the deductibility of compensation paid to our Executive Officers to $1,000,000 during any fiscal year unless such compensation is “performance-based” under Section 162(m). Generally, the Corporation intends to structure its compensation arrangements in a manner that would comply with Section 162(m). However, the Compensation Committee considers many factors when designing its compensation arrangements in addition to the deductibility of the compensation and the Compensation Committee maintains the flexibility to grant awards or to pay amounts pursuant to the Corporation’s compensation arrangements that are not deductible if they believe it is in the best interest of the Corporation and its stockholders.

In addition, IRC Section 409A imposes restrictions on nonqualified deferred compensation plans. The deferred compensation plans maintained by the Corporation are structured to either be exempt from the requirements of IRC Section 409A or, if not exempt, to satisfy the requirements of IRC Section 409A, and the Corporation has reviewed and, where appropriate, has amended each of its deferred compensation plans to meet the requirements of IRC Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee assists the Board of Directors in its oversight of the Corporation’s compensation process. The Compensation Committee’s responsibilities are more fully described in its charter, which is accessible on Innospec’s website at www.innospecinc.com/corporategovernance.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s 2014 Proxy Statement and incorporated by reference into the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. This report is provided by the following independent directors, who comprise the Compensation Committee.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Corporation specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under the Securities Act or the Exchange Act.

THE COMPENSATION COMMITTEE

JOACHIM ROESER, Chair

MILTON C. BLACKMORE

LAWRENCE J. PADFIELD

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non Equity Incentive Compensation	Change in Pension fund value and other deferred benefits	All Other Compensation	Total
(1)			(2)	(3)	(4)	(5)	(6)	(7)
		($)	($)	($)	($)	($)	($)	($)	($)
Mr. Patrick S. Williams	2013	865,672			1,038,197	988,975		90,038	2,982,882
President and Chief Executive Officer	2012	830,143			798,021	7,283,070		87,190	8,998,424
	2011	801,923		127,872	486,140	1,177,312		85,594	2,678,841
Mr. Ian P. Cleminson	2013	321,636			242,999	231,596		98,397	894,628
Executive Vice President and Chief Financial Officer	2012	310,517	289,433	25,533	189,900	265,017		96,062	1,176,462
	2011	298,805		25,094	103,230	276,459		92,216	795,804
Mr. Philip J. Boon	2013	292,698			220,245	187,710	84,337	92,935	877,925
Executive Vice President, Business Operations	2012	280,794	337,333		169,684	194,653	222,548	90,497	1,295,509
	2011	266,975		11,055	92,234	222,415	88,164	86,387	767,230
Mr. Ian M. McRobbie	2013	255,097			214,902	183,827	89,764	64,304	807,894
Senior Vice President, Research and Technology	2012	245,475	202,400		150,742	209,342	137,050	78,051	1,023,060
	2011	237,174		19,926	98,316	219,436	79,201	76,032	730,085
Mr. Brian R. Watt	2013	251,449		18,120	186,321	181,751		73,196	710,837
Vice President, Strategic Planning and Regulatory Affairs	2012	237,395	202,400	19,300	182,059	203,076		70,518	914,748
	2011	224,350		18,275	90,100	208,830		66,501	608,056

Footnotes to “Summary Compensation Table”:

1.	Mr. P. Williams is paid in U.S. dollars (“USD”). All the other Executive Officers above are paid in pounds sterling. For the purposes of the “Summary Compensation Table”, a GB Pound Sterling to U.S. Dollar exchange rate of 1.5641 is used for 2011, 2012 and 2013, being the average exchange rate for 2013.

2.	Mr. P. Williams has participated in an additional long term non-equity incentive compensation plan since 2007 and in 2012, the Corporation extended participation as a discretionary bonus to a small number of other executives including the NEOs. The plan matured on December 31, 2012 and in the case of Mr. P. Williams, the amount of payment due under the plan has been included in the “Summary Compensation Table” for 2012 under “Non-Equity Incentive Compensation”. In the case of the other NEOs, the amounts have been included and detailed under Bonus in the “Summary Compensation Table” above. In the case of Dr. Boon, the figure for 2012 includes an additional discretionary bonus of $40,000, which he received based on his leadership and contribution to the Asia Pacific region during the year, in addition to his current role.

3.	The value of the stock awards listed above represents the matching awards made under the Co-Investment Plan. In 2013, of the NEOs, Mr. Watt was the only participant in this Plan. The value of these awards is determined using the number of stock awarded and the grant date fair value for each stock award made in the year. The grant date fair values on Corporation stock awards are calculated using the Black-Scholes model, with reference to the underlying stock price, stock award exercise price, volatility of the Corporation’s stock price, risk free rate and expected dividend yield. For further information on the assumptions underlying these grant date fair values refer to Note 19 of the Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013.

4.	The value of the option awards for all Executive Officers listed above includes the value of options awarded under the CSOP and PRSOP Plans and the value of any SEUs awarded in lieu of stock option awards in line with the stated grant policy. In the case of Dr. McRobbie, 100% of the award was in the form of SEUs. The value of the option awards and SEUs are determined using the number of options and SEUs awarded and the grant date fair value for each option or SEU award made in the year. The grant date fair values on Corporation stock options are calculated using the Black-Scholes model, with reference to the underlying stock price, option exercise price, volatility of the Corporation’s stock price, risk free rate and expected dividend yield. For options with additional characteristics, such as vesting criteria linked to stock market indices or stock price performance, a Monte Carlo simulation is used to model the range of potential outcomes. For further information on the assumptions underlying these grant date fair values refer to Note 19 of the Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013. For each Executive Officer, the value of the SEUs included in the total amount disclosed for 2013 under option awards is detailed below:

Name	Value of SEUs included under option awards	Proportion of value of SEUs relating to market price SEUs	Proportion of value of SEUs relating to zero price SEUs
Mr. Patrick S. Williams	$290,671	14.1%	85.9%
Mr. Ian P. Cleminson	$68,043	15.2%	84.8%
Dr. Philip J. Boon	$61,665	15.2%	84.8%
Dr. Ian M. McRobbie	$214,902	15.2%	84.8%
Mr. Brian R. Watt	$52,126	15.2%	84.8%

5.	The Non-Equity Incentive Compensation for all Executive Officers listed above relates to incentive compensation earned for the stated year under the MICP.

6.	Dr. Boon and Dr. McRobbie were members of a defined benefit (final salary) pension plan, the Innospec Limited Defined Benefit Pension Plan (the “Pension Plan”) until March 31, 2010 when the Pension Plan closed to future service accrual. Under the Pension Plan, Dr. Boon and Dr. McRobbie have the right to receive a pension on retirement of 1/57 of their pensionable salary for each year of service. In the case of Dr. Boon, the amount of his annual salary which is defined as pensionable under this Pension Plan was capped and at the time the Pension Plan closed, this cap was set at $193,323. Salary in excess of this is not pensionable. Dr. McRobbie was not subject to the cap on pensionable salary as he joined the Pension Plan prior to the introduction of the cap. As a result, Dr. McRobbie’s pensionable salary was his full base salary at the time the Pension Plan closed. The values stated under the change in pension value and other deferred benefits relate to the increase in the qualified pensions in the Pension Plan only. There are no non-qualified pension benefits for the NEOs.

7.	The amounts reflected under “All Other Compensation” for 2013 are identified in the “All Other Compensation” table below.

ALL OTHER COMPENSATION

Name and Principal Position		Car Allowance	Lease Cars Costs	Pension Allowance	Pension Contribution	Healthcare	Insurances	Other	Total
		(1)	(1)	(2)	(3)	(4)	(4)	(5)
		($)	($)	($)	($)	($)	($)	($)	($)
Mr. Patrick S. Williams
President and Chief Executive Officer	2013	0	0	0	58,139	18,168	2,343	11,388	90,038
Mr. Ian P. Cleminson
Executive Vice President and Chief Financial Officer	2013	21,349	0	21,392	42,933	2,315	10,408	0	98,397
Dr. Philip J. Boon
Executive Vice President, Business Operations	2013	21,349	0	15,605	42,933	2,315	7,363	3,370	92,935
Dr. Ian M. McRobbie
Senior Vice President, Research and Technology	2013	21,349	0	21,395	16,786	1,852	2,922	0	64,304
Mr. Brian R. Watt
Vice President, Strategic Planning and Regulatory Affairs	2013	0	14,288	7,355	42,933	2,315	6,305	0	73,196

Footnotes to “All Other Compensation” table:

(1)	Executive Officers based in the U.K. are entitled to a leased company car or an allowance in lieu of a car. The allowance is set at £13,650 ($21,349) per annum. Mr. Cleminson, Dr. Boon and Dr. McRobbie all elected to receive the allowance in 2013. Mr. Watt elected to take a lease car in 2013 and the value of the lease and associated costs is shown under “Lease Car Costs” in the “All Other Compensation” table.

(2)	For U.K. based Executive Officers, where pensionable salary is subject to a cap, Executive Officers receive a salary supplement of 20% in lieu of pension for any salary above the pensions cap. Any supplement paid is taxable. For 2013, the pensions cap was set at $214,164. From May 2013, Dr. McRobbie did not participate in any pension plan due to U.K. government limits on pension provision, and as a result, from August 2013, received a salary supplement of 20% of his base salary in lieu of any pension provision. The amount paid to individuals is detailed under “Pension Allowance” in the “All Other Compensation” table.

(3)	The Corporation also provides a number of defined contribution pension plans for employees. The amount paid into these plans in 2013 for the NEOs is detailed above under “Pension Contribution” in the “All Other Compensation” table. In the case of Dr. McRobbie, no contributions were paid into a pension plan after April 2013, due to limits on pension provision set by the U.K. government.

(4)	The NEOs are eligible for healthcare insurance and life and disability insurance through programs which are available to substantively the majority of salaried employees in the relevant business unit. The cost of these insurances is detailed under “Healthcare” and “Insurances”, respectively, in the “All Other Compensation” table.

(5)

In general, any perquisites provided for any of the NEOs are generally available on a non-discriminatory basis to all employees in that business unit. Other than where specified below, where any perquisites and personal benefits are provided to a NEO which are not generally available on a non-discriminatory basis to all employees in that business unit, their total value for any NEO was less than $10,000 in the year ended December 31, 2013. In the case of Mr. P. Williams and Dr. Boon, they receive payments of $10,113 and $3,370, respectively, relating to 50% of the cost of a country/golf club membership. Mr. P. Williams is also provided with home internet service to allow him to work from home to the value of $882 and garage facilities to the value of $393. These perquisite payments are detailed under “Other” in the “All Other Compensation” table.

Employment Agreements

Each of the NEOs has a rolling 12 month employment agreement with the Corporation. Under these agreements, the Corporation can terminate the agreement by giving one year’s notice to the NEO. In the case of Mr. P. Williams, he can terminate the agreement by giving the Corporation one year’s notice, while the other NEOs are required to give the Corporation six months’ notice if they wish to terminate the agreement. The employment agreement for each of the NEOs also includes a “Change of Control” clause which is described in more detail in the narrative following the “Post Employment Payments” table.

In addition, under the employment agreement, Mr. P. Williams is entitled to a target bonus under the MICP of 65% of his base salary, with a potential maximum MICP bonus of 149.5%. All other NEOs have a MICP target bonus of 40% with a potential maximum of 92% of base salary. Each NEO is also entitled to participate in long-term incentive plans which have been described in more detail, including grant policy for different NEOs, in the Compensation Discussion and Analysis section, above.

Each NEO is also able to participate in the pension arrangements relevant for the business unit and country where they are based. In the case of Mr. P. Williams, he participates in a Defined Contribution plan in line with other U.S. based employees and details of the amount paid into the plan are provided in the “Summary Compensation Table”. As noted in the “Summary Compensation Table”, Dr. Boon and Dr. McRobbie were able to participate in the Innospec Limited Defined Benefit Pension Plan until its closure to future service accrual on March 31, 2010 and this is described more fully in the narrative following the Pension Benefit table on page 45. Mr. Watt participates in a defined contribution plan in line with other U.K. based employees. Mr. Cleminson, Dr. Boon and Dr. McRobbie also participated in this scheme from April 2010 and details of the amounts paid into this plan are provided in the “All Other Compensation” table.

The employment agreements for each NEO also provide medical insurance and life and disability insurance through programs which are available to the majority of salaried employees in the relevant part of the business unit. The costs of these insurances are provided in the footnotes to the “All Other Compensation” table.

In addition, under their employment agreement, each of the NEOs, including the CEO and the CFO, is subject to a twelve month non-solicitation period, with respect to customers and employees, and a twelve month non-compete period, from the date their employment with the Corporation ends.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2013

Name and Principal Position		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Plan Awards			All other Stock Awards: No. of Securities, Shares of stock or units	All other Options Awards: No. of Securities underlying options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	($)	($)	($)			($)	($)
Mr. Patrick S. Williams President and Chief Executive Officer	(1)	02/20/13	-	-	-	400,249	504,314	640,399	-	-	-	-
	(2)	02/20/13	-	-	-	-	-	-	-	2,220	41.31	35,720
	(3)	02/20/13	-	-	-	133,430	168,121	213,488	-	-	-	-
	(4)	-	248,625	552,500	1,270,750	-	-	-	-	-	-	-
	(5)	02/20/13	-	-	-	-	-	-	-	6,658	41.31	107,127
Mr. Ian P. Cleminson	(1)	02/20/13	-	-	-	92,473	116,516	147,957	-	-	-	-
Executive Vice President and Chief Financial Officer	(2)	02/20/13	-	-	-	-	-	-	-	560	41.31	9,010
	(3)	02/20/13	-	-	-	30,838	38,856	49,340	-	-	-	-
	(4)	-	59,052	131,228	301,825	-	-	-	-	-	-	-
	(5)	02/20/13	-	-	-	-	-	-	-	1,678	41.31	26,999
Dr. Philip J. Boon Executive Vice President, Business Operations	(1)	02/20/13	-	-	-	83,817	105,609	134,107	-	-	-	-
	(2)	02/20/13	-	-	-	-	-	-	-	507	41.31	8,158
	(3)	02/20/13	-	-	-	27,952	35,220	44,724	-	-	-	-
	(4)	-	53,781	119,514	274,882	-	-	-	-	-	-	-
	(5)	02/20/13	-	-	-	-	-	-	-	1,521	41.31	24,473
Dr. Ian M. McRobbie Senior Vice President, Research and Technology	(1)	02/20/13	-	-	-	0	0	0	-	-	-	-
	(2)	02/20/13	-	-	-	-	-	-	-	1,768	41.31	28,447
	(3)	02/20/13	-	-	-	97,402	122,727	155,844	-	-	-	-
	(4)	-	46,872	104,160	239,569	-	-	-	-	-	-	-
Mr. Brian R. Watt Vice President, Strategic Planning and Regulatory Affairs	(1)	02/20/13	-	-	-	70,873	89,300	113,396	-	-	-	-
	(2)	02/20/13	-	-	-	-	-	-	-	429	41.31	6,903
	(3)	02/20/13	-	-	-	23,624	29,767	37,799	-	-	-	-
	(4)	-	46,343	102,985	236,866	-	-	-	-	-	-	-
	(5)	02/20/13	-	-	-	-	-	-	-	1,286	41.31	20,692
	(6)	02/22/13	-	-	-	-	-	-	445	-	-	18,120

Footnotes to “Grants of Plan-Based Awards” table:

(1)	Options issued under the PRSOP
(2)	SEUs issued under the CSOP
(3)	SEUs issued under the PRSOP
(4)	Estimated pay-outs under the MICP
(5)	Options issued under the CSOP
(6)	Awards of matching stock issued under the Co-Investment Plan

●	Details of the grant policy and performance criteria for the awards made in 2013 are covered earlier in the Compensation Discussion and Analysis.

●	The “Grants of Plan-Based Awards” table details awards made under the following plans:

The CSOP Plan. Options are granted at market value and become exercisable normally after three years, with all options vesting at the end of this period. Cash based awards are also made in the form of SEUs which can be cashed after 3 years, assuming the NEO remains employed by the Corporation. The SEU awards are detailed under “All Other Option Awards” in the rows labelled (2) in the table. On cashing the SEU award, the NEO receives a payment for each SEU equal to the market stock price of the Corporation at that time less the market stock price at time of grant. The CSOP awards are detailed under “All Other Option Awards” in the rows labelled (5). The grant date fair value for the option awards and SEUs under the CSOP have been determined using the fair value of the Corporation’s stock on the date of grant.

The PRSOP Plan. Options are granted at zero cost and become exercisable normally after three years, provided that specified performance criteria are achieved as set by the Compensation Committee. All options have a 10 year term and once options vest, the recipient has the right to exercise them at any time prior to their expiration date. Under the Plan, cash based awards are also made in the form of SEUs. SEUs are also granted at zero cost and become exercisable normally after three years, subject to achievement of performance criteria set by the Compensation Committee. All SEUs have a 10 year term and once the SEUs vest, the recipient has the right to exercise them at any time prior to their expiration date. However, if option awards or SEUs under the PRSOP are granted to a participant who is or would otherwise be subject to Section 409A of the Code, with an exercise price less than the fair market value of the shares on the date of grant, it must be exercised (if at all) no later than March 15 of the calendar year immediately following the calendar year in which it is first capable of exercise under the Plan. The SEU awards are detailed under “Estimated Future Pay-outs under Equity Incentive Plan Awards” in the row under the grant date labelled (3) in the table above and the PRSOP option awards are also detailed under “Estimated Future pay-outs under Equity Plan Awards” in the row labelled (1). In 2013, the relative weighting and performance criteria for both options and SEUs were set as:

●

75% weighting on the compound increase per annum in Total Shareholder Return (“TSR”). The threshold level is set at 0% per annum over three years, in which case 70% of the options and SEUs will vest. The target level is set at 1% compound increase per annum over three years, in which case 85% of the options and SEUs will vest and the maximum level is set at 2% compound increase per annum in TSR in which case all the granted options and SEUs will vest

●

25% weighting on the relative performance of the Corporation’s stock price versus the Russell 2000 Index (“Index”). The threshold level is set at 85% of the Index performance in which case 40% of the options and SEUs will vest. The target level is set at 90% of the Index performance, in which case 60% of the options and SEUs will vest and the maximum level is set at 100% of the Index performance in which case all the granted options and SEUs will vest

The estimated future pay-outs for the PRSOP options and SEU awards have been valued using the grant date fair value for the awards.

MICP. Payment under the MICP is based on achievement of pre-determined financial goals and personal objectives set by the Board each year. The threshold level is set at 90% achievement of the financial goals and the target payment is earned for 100% achievement of the financial goals. The maximum payment is earned for 130% achievement of the financial goals. The potential awards for 2013 are detailed in the table in the row under the grant date heading labelled (4). As this is an annual non-equity incentive plan, there is no grant date for this award.

The Co-Investment Plan. The NEOs are required to use part of their annual incentive compensation to buy stock in the Corporation and an award of matching stock is made. In order to receive the matching stock, NEOs must remain employed with the Corporation for three years and continue to hold the stock they purchased with their bonus throughout the three years. There are no voting rights or dividends payable on the matching stock until received by the NEO after the three year period. The stock awards detailed in the table under “All Other Stock Awards” in the row labelled (6) relate to the matching stock awarded under this scheme. In 2013, of the NEOs, Mr. Watt was the only participant in this Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2013

			Option Awards						Stock Awards
Name and Principal Position			Number of Securities Underlying Un- exercised Options Exercisable	Number of Securities Underlying Un- exercised Options Un- exercisable	Equity Incentive Plans Awards: Number of Securities Underlying Un- exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
						($)			($)	($)	($)
Mr. Patrick S. Williams President and Chief Executive Officer	(1)	(7)				0.00	02/25/2021	4,800	221,856
	(2)	(8)		12,449		27.11	02/22/2021
	(2)	(9)		2,497		29.56	02/23/2022
	(2)	(10)		2,200		41.31	02/20/2023
	(3)	(9)		7,493		29.56	02/23/2022
	(3)	(10)		6,658		41.31	02/20/2023
	(3)	(13)		30,000		4.07	04/02/2019
	(4)	(10)			6,659	0.00	02/20/2023
	(4)	(8)			37,348	0.00	02/22/2021
	(4)	(9)			7,493	0.00	02/23/2022
	(5)	(9)			22,478	0.00	02/23/2022
	(5)	(10)			19,975	0.00	02/20/2023
Mr. Ian P. Cleminson Executive Vice President and Chief Financial Officer	(1)	(7)				0.00	02/25/2021	942	43,539
	(1)	(9)				0.00	02/23/2022	848	39,195
	(2)	(8)		2,769		27.11	02/22/2021
	(2)	(9)		636		29.56	02/23/2022
	(2)	(10)		560		41.31	02/20/2023
	(3)	(9)		1,909		29.56	02/23/2022
	(3)	(10)		1,119		41.31	02/20/2023
	(3)	(10)		559		41.31	02/20/2023
	(6)		1,248			11.40	06/01/2014
	(4)	(8)			7,615	0.00	02/22/2021
	(4)	(9)			1,750	0.00	02/23/2022
	(4)	(10)			1,539	0.00	02/20/2023
	(5)	(10)			4,615	0.00	02/20/2023
	(5)	(9)			5,249	0.00	02/23/2022
	(5)		10,000			0.00	09/01/2019
Dr. Philip J. Boon Executive Vice President, Business Operations	(1)	(7)				0.00	02/25/2021	415	19,181
	(2)	(8)		2,474		27.11	02/22/2021
	(2)	(9)		568		29.56	02/23/2022
	(2)	(10)		507		41.31	02/20/2023
	(3)	(9)		1,170		29.56	02/23/2022
	(3)	(9)		536		29.56	02/23/2022
	(3)	(10)		1,521		41.31	02/20/2023
	(4)	(8)			6,804	0.00	02/22/2021
	(4)	(9)			1,564	0.00	02/23/2022
	(4)	(10)			1,395	0.00	02/20/2023
	(5)	(9)			4,690	0.00	02/23/2022
	(5)	(10)			4,183	0.00	02/20/2023

			Option Awards						Stock Awards
Name and Principal Position			Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plans Awards: Number of Securities Underlying Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
						($)			($)	($)	($)
Dr. Ian M. McRobbie Senior Vice President, Research and Technology	(1)	(7)					02/25/2021	748	34,573
	(2)	(8)		2,637		27.11	02/22/2021
	(2)	(9)		505		29.56	02/23/2022
	(2)	(10)		1,768		41.31	02/20/2023
	(3)		3,140			9.89	02/18/2015
	(3)		3,060			9.97	02/13/2016
	(3)		1,654			27.09	02/21/2017
	(3)		815			20.23	02/20/2018
	(3)		3,691			4.62	03/24/2019
	(3)		2,682			10.38	02/17/2020
	(3)	(9)		1,515		29.56	02/23/2022
	(4)		7,500			0.00	09/01/2019
	(4)	(8)			7,253	0.00	02/22/2021
	(4)	(9)			1,389	0.00	02/23/2022
	(4)	(10)			4,861	0.00	02/20/2023
	(5)		9,170			0.00	02/13/2016
	(5)		10,156			0.00	03/24/2019
	(5)		2,544			0.00	02/20/2018
	(5)		10,257			0.00	02/17/2020
	(5)	(9)			4,167	0.00	02/23/2022
Mr. Brian R. Watt Vice President, Strategic Planning and Regulatory Affairs	(1)	(7)				0.00	02/25/2021	686	31,707
	(1)	(9)				0.00	02/23/2022	641	29,627
	(1)	(11)				0.00	05/10/2023	445	20,568
	(2)	(8)		2,417		27.11	02/22/2021
	(2)	(9)		481		29.56	02/23/2022
	(2)	(10)		429		41.31	02/20/2023
	(3)	(9)		1,175		29.56	02/23/2022
	(3)	(9)		267		29.56	02/23/2022
	(3)	(10)		1,286		41.31	02/20/2023
	(4)	(8)			6,646	0.00	02/22/2021
	(4)	(9)			1,322	0.00	02/23/2022
	(4)	(10)			1,179	0.00	02/20/2023
	(5)	(9)			3,965	0.00	02/23/2022
	(5)	(10)			3,537	0.00	02/20/2023

Footnotes to “Outstanding Equity Awards at Fiscal Year End 2013” table:

(1)	Award of matching stock issued under the Co-Investment Plan. These are treated as Stock Awards and detailed under the column “Number of shares or units of stock that have not vested”
(2)	SEUs issued under the CSOP. These are detailed in the columns headed “Number of Securities Underlying Un-Exercised Options”
(3)	Options issued under the CSOP. These are detailed in the columns headed “Number of Securities Underlying Un-Exercised Options”
(4)	SEUs issued under the PRSOP. SEUs under the PRSOP which are not exercisable are detailed in the column headed “Equity Incentive Plans Awards” and those which are exercisable are detailed in the column headed “Number of Securities Underlying Un-Exercised Options Exercisable”
(5)	Options issued under the PRSOP. Option awards under the PRSOP which are not exercisable are detailed in the column headed “Equity Incentive Plan Awards” and those which are exercisable are detailed in the column headed “Number of Securities Underlying Un-Exercised Options Exercisable”
(6)	Options issued under the Innospec Inc. ShareSave Plan 2008 (“ShareSave”). These are detailed in the columns headed “Number of Securities Underlying Un-Exercised Options”
(7)	Matching shares vest and transfer to the NEO on 25 February 2014

(8)	Options and SEUs have vesting date of 22 February 2014
(9)	Matching shares vest and transfer to the NEO on 23 February 2015
(10)	Options and SEUs have vesting date of 20 February 2016
(11)	Matching shares vest and transfer to the NEO on10 May 2016
(12)	Options and SEUs have vesting date of 22 February 2016
(13)	Options and SEUs have vesting date of 2 April 2014

With respect to non-vested or unearned performance based stock options and SEUs, the number of shares reported in the table is based on achieving the maximum performance goals as in the previous fiscal year (2013) this was the performance achieved as detailed below:

●	3% increases in TSR per annum and relative performance of 100% of the Russell Index for those options and SEUs which expire in February 2021
●	2% increases in TSR per annum and relative performance of 100% of the Russell Index for those options and SEUs which expire in February 2022
●	3% increases in TSR per annum and relative performance of 100% of the Russell Index for those options and SEUs which expire in February 2023

The market value of any shares which have not vested is calculated using the year end stock price of $46.22, as an indication.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2013

The following table provides information for the NEOs on exercises of stock option and cash based awards (SEUs) and matching stock which transferred to the NEOs during the fiscal year 2013, including the number of shares or SEUs acquired on exercise or transfer and the value realized.

Name and Principal Position		Option Awards		Stock Awards
		Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Exercise
			($)		($)

Mr. Patrick S. Williams	(1)			11,760	453,348
President and Chief	(2)	3,052	35,508	-	-
Executive Officer	(2)	30,000	1,121,764	-	-
	(2)	12,953	400,340	-	-
	(3)	54,046	2,215,524	-	-
	(4)	17,374	534,424	-	-
	(5)	36,994	1,521,933	-	-

Mr. Ian P. Cleminson	(1)			2,375	91,556
Executive Vice President	(3)	10,000	409,933	-	-
and Chief Financial Officer	(2)	3,213	99,305	-	-
	(3)	12,291	507,460	-	-
	(4)	4,316	132,760	-	-
	(5)	8,413	346,111	-	-
Dr. Philip J. Boon	(1)			1,981	76,368
Executive Vice President,	(2)	146	1,699	-	-
Business Operations	(2)	654	9,245	-	-
	(2)	1,870	63,766	-	-
	(2)	1,269	46,446
	(3)	12,000	498,840
	(3)	5,000	207,850
	(2)	3,019	96,185
	(3)	11,546	487,703
	(4)	4,053	124,995	-	-
	(5)	7,903	325,762
	(6)	1,248	41,459

Dr. Ian M. Mc Robbie	(1)			2,045	78,835
Senior Vice President,	(2)	2,884	61,885
Research and Technology	(2)	2	74
	(4)	6,894	63,701
	(5)	18,959	175,181
	(5)	7,500	308,625
	(4)	3,601	110,803
	(5)	6,637	273,113
	(6)	500	16,455
	(6)	748	24,811

Mr. Brian R. Watt	(1)			3,562	137,315
Vice President, Strategic	(2)	442	6,699
Planning and Regulatory	(2)	158	2,394
Affairs	(2)	536	20,164
	(2)	1,731	65,120
	(3)	4,535	191,558
	(4)	4,233	39,113
	(5)	8,465	78,217
	(3)	10,000	422,400
	(3)	15,000	613,601
	(2)	2,434	77,547
	(3)	9,311	393,297
	(6)	1,248	41,459

Footnotes to the “Option Exercises and Stock Vested during Fiscal 2013” table:

(1)	Transfer of awards of matching stock issued under the Co-Investment Plan
(2)	Options exercised which were issued under the CSOP
(3)	Options exercised which were issued under the PRSOP
(4)	SEUs exercised which were issued under the CSOP
(5)	SEUs exercised which were issued under the PRSOP
(6)	Options exercised which were issued under the ShareSave

The aggregate dollar amount realized on exercise of option awards, SEUs and matching shares was computed by calculating the closing price of all underlying common stock on the date of exercise or transfer, less the exercise price of the option, multiplied by the number of shares underlying the options or SEUs exercised or stock transferred.

PENSION BENEFIT

Name and Principal Position	Plan Name	Present Value of Accumulated Benefits
		$

Dr. Ian M. McRobbie Senior Vice President, Research and Technology	Innospec Limited Pension Plan	1,063,781

Dr. Philip J. Boon Executive Vice President, Business Operations	Innospec Limited Pension Plan	1,317,652

The Innospec Limited Pension Plan (the “Pension Plan”) closed to future service accrual on March 31, 2010 and therefore the number of years of credited service is based on service to March 31, 2010.

Footnotes to “Pension Benefit” table:

●

The Corporation operated the Pension Plan for relevant employees based in the U.K. The Pension Plan was available to all employees in the U.K., but closed to future service accrual for all members on March 31, 2010. Dr. McRobbie and Dr. Boon were members of this Pension Plan on that date. The Corporation does not participate in any other defined benefit pension arrangements in respect of any of the NEOs. The Defined Benefit Pension table therefore covers the Pension Plan only.

●

The Pension Plan provides a pension on retirement of 1/57 of pensionable salary for each year of service. The amount of annual salary which is defined as pensionable under the Pension Plan is capped and at the time the plan closed, this cap was set at $193,323. In the case of Dr. Boon salary in excess of this was not pensionable. Dr. McRobbie was also a member of this Pension Plan but is not subject to the cap on pensionable salary as he joined the Pension Plan prior to the introduction of the cap. As a result, Dr. McRobbie’s pensionable salary was his full base salary.

●

Pensionable salary under the Pension Plan is defined as base salary only, up to the pensions cap where relevant. Any bonus payments, incentive payments or supplementary payments are not treated as pensionable.

●

Under the rules of the Pension Plan, normal retirement age is 65 although members can retire at 60 without an actuarial reduction. Retirement between the ages of 55 and 60 is permitted, but the pension payable is reduced by an amount determined by the actuarial advisors to the Trustees of the Pension Plan. If a member of the Pension Plan is made redundant by the Corporation and is already aged 50 or over, then, under the rules of the Pension Plan, they are able to take their pension immediately without any actuarial reduction. If, however, a member was under 50 at the time of severance, they would be entitled to unreduced pension benefits from age 55. From April 2010, the minimum age from which pension benefits can be paid increased to 55 (with the exception of certain members protected under U.K. pension legislation). Dr. Boon and Dr. McRobbie are classed as protected members and are therefore unaffected by the change in April 2010. Any benefit paid would be in the normal form payable by the Pension Plan, namely a monthly pension with an option to surrender part of this pension for a tax free lump sum, in line with U.K. tax regulations.

●

If an individual chooses to transfer benefits into the Pension Plan from another plan, they will be provided with a service credit in lieu of the transferred in benefits. The amount of service credit given is calculated by the actuaries on behalf of the Trustees of the Pension Plan and is designed to be cost neutral to the Pension Plan. The right to transfer is subject to the approval of the Trustees of the Pension Plan, who have determined that with effect from April 1, 2010 no further transfers in will be accepted following the closure of the Pension Plan to future service accrual.

●

Dr. Boon joined the Pension Plan on June 21, 1997 and received a service credit of 4.021 years in lieu of transferred in benefits. This is included in the figure for total credited service and equates to an additional present value accumulated benefit of $317,490 which is included in the figure for the Present Value of Accumulated Benefit in the table. Dr. McRobbie joined the Pension Plan on January 1, 2002 and received a service credit of 2.000 years in lieu of transferred in benefits from another plan. This is included in the total credited service in the table and equates to $207,567 of additional present value accumulated benefit which is included in the total “Present Value of Accumulated Benefit” in the table above.

●	The Corporation does not provide any non-qualified deferred compensation programs.

●	The present value of accumulated benefits as at December 31, 2013 has been calculated using the following principal assumptions:

Discount rate	4.40% per annum

Post retirement pension increases	2.55% per annum based on CPI on pensions in excess of the Guaranteed Minimum Pension (GMP). GMP is assumed to increase in line with statutory requirements.

Pre-retirement decrements	Individuals are assumed to remain in service and retire at the earliest age at which they can take their full pension benefits unreduced in normal health and circumstances. In the case of Dr. McRobbie, he is assumed to take an immediate pension on December 31, 2013 as he is currently over age 60.

Post retirement mortality	Self-Administered Pension Schemes (“SAPS”) All Pensioners (Amounts) tables with a multiplier of 103% for males and 107% for females. The calculations also include allowance for improvements to mortality rates in the future in line with “CMI 2011 core projection” with a long term trend rate of 1.5% per annum.

Commutation	At retirement, individuals are assumed to commute 20% of their benefits in exchange for a cash lump sum based on the current factors in force.

POST EMPLOYMENT PAYMENTS

The following table quantifies the potential payments upon termination or change of control that any of our NEOs would receive assuming that the relevant termination event had occurred on December 31, 2013. The potential payments relating to vested and unvested Stock options include payments relating to SEUs as well as options.

Name and Principal position	Benefit	Retirement	Termination without cause	Termination in event of Change of Control	Death in Service
		($)	($)	($)	($)
Mr. Patrick S. Williams President and Chief Executive Officer	Cash Severance - Salary and benefits	0	850,000	1,700,000	0
	Cash Severance - Bonus	0	552,500	1,105,000	0
	Vested Stock options	0	0	0	0
	Unvested Stock options	1,712,425	1,712,425	6,276,788	6,276,788
	Life Assurance	0	0	0	1,062,500
	Total	1,712,425	3,114,925	9,081,788	7,339,288
Mr. Ian P. Cleminson Executive Vice President and Chief Financial Officer	Cash Severance - Salary and benefits	0	349,725	699,450	0
	Cash Severance - Bonus	0	131,228	262,456	0
	Vested Stock options	43,181	43,181	505,381	505,381
	Unvested Stock options	106,304	106,304	1,148,935	1,148,935
	Life Assurance	0	0	0	1,968,424
	Total	149,485	630,438	2,616,222	3,622,740
Dr. Philip J. Boon Executive Vice President, Business Operations	Cash Severance - Salary and benefits	0	320,442	640,883	0
	Cash Severance - Bonus	0	119,515	239,030	0
	Vested Stock options	0	0	0	0
	Unvested Stock options	95,120	95,120	975,658	975,658
	Life Assurance	0	0	0	1,792,724
	Total	95,120	535,077	1,855,571	2,768,382
Dr. Ian M. McRobbie Senior Vice President, Research and Technology	Cash Severance - Salary and benefits	0	282,059	564,117	0
	Cash Severance - Bonus	0	104,162	208,324	0
	Vested Stock options	2,359,117	2,359,117	2,359,117	2,359,117
	Unvested Stock options	92,727	92,727	944,007	944,007
	Life Assurance	0	0	0	1,562,426
	Total	2,451,844	2,838,065	4,075,565	4,865,550
Mr. Brian R. Watt Vice President, Strategic Planning and Regulatory Affairs	Cash Severance - Salary and benefits	0	257,463	514,926	0
	Cash Severance - Bonus	0	102,985	205,971	0
	Vested Stock options	0	0	0	0
	Unvested Stock options	86,647	86,647	938,065	938,065
	Life Assurance	0	0	0	1,544,779
	Total	86,647	447,095	1,658,962	2,482,844

Footnotes to “Post Employment Payments” table:

●	In the case of resignation or dismissal for cause, none of the NEOs would be entitled to any post employment payments from the Corporation.

●

The NEOs are treated in line with all other employees in the event of retirement or change of control in terms of payments relating to stock options and SEUs. In the case of retirement, under the rules of the CSOP, any CSOP options or SEUs granted will vest and become exercisable; whilst under the rules of the

PRSOP, options or SEUs which have not vested will lapse. The value of any stock options and SEUs which will become exercisable under each scenario, using the 2013 year end stock price of $46.22, is included in the table above, as an indication.

●

The employment agreement for each NEO includes a change in control clause. This specifies that, in the event of a change in control of the Corporation, if the Corporation terminates the Executive within twelve months of the change of control, or if the Executive terminates his employment within twelve months for good cause, the Executive will be entitled to a compensation payment. If the Corporation terminates the employment of the Executive during this period, the payment is calculated as twenty four months compensation defined as base salary, bonus at target and any car allowance from the date of notice of termination. If the Executive terminates his employment, the payment is calculated as twenty four months compensation, defined as above, from the date of the change of control. In addition, under the rules of the stock option plans, all options would vest on the change of control. The NEOs are treated in the same way as other employees who hold options under the plans. Change of control is deemed to have occurred if a person or group becomes the beneficial owner of 30% or more of the combined voting power of the Corporation; there is a consolidation or merger and the Corporation is not the surviving Corporation; the stockholders of the Corporation approve plans or proposals for a liquidation or dissolution of the Corporation or, if following a cash offer or merger, the members of the Board cease to constitute a majority of the Board. The amounts detailed in the Post Employment Payments table include the compensation payments and the value of any stock options which will become exercisable in these scenarios, using the year end stock price of $46.22, as an indication.

●

NEOs based in the U.K. are provided with life assurance cover at six times their base salary if they die in service. In the case of the Executive Officer based in the U.S., the death in service cover is 1.25 times base salary. The amount of these potential payments for each NEO is included in the table above, as an indication.

●

If the Corporation terminates the employment of an Executive without cause, the Executive would normally be eligible for a severance payment to cover loss of salary and other direct compensation for the duration of the notice period specified in their employment agreement. All the NEOs have a twelve month notice period. In addition, in line with the rules of the share option plans, any CSOP options would vest and the Executive would have twelve months from the date of termination to exercise these and any vested options under any of the share plans. With regards to the options, the NEOs are treated the same way as other employees who hold options under the plans. The amounts detailed in the post employment payments table include the severance payments and the value of any share options which will become exercisable, using the year end stock price of $46.22.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION FOR FISCAL 2013

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Total
	$	$	$	$
Mr. Hugh G. C. Aldous	86,500	22,461	44,987	153,947
Mr. Milton C. Blackmore	124,000	39,979	44,987	208,966
Mr. Martin M. Hale	83,500	22,461	44,987	150,947
Mr. Lawrence J. Padfield	75,000	22,461	44,987	142,447
Mr. Robert I. Paller	67,500	22,461	44,987	134,947
Mr. Joachim Roeser	82,500	22,461	44,987	149,947

Footnotes to “Director Compensation” table:

(1)	Under the NED Stock Plan (“NEDSP”), the NEDs are required to take one quarter of their annual retainer fee in stock in the Corporation based on market price on the date issued. This stock vests immediately. The only restriction on this stock is that the NEDs are required to hold the stock as long as they remain a NED. The following table shows the equivalent number of shares awarded in 2013 under the NEDSP and the total amount of stock held by each NED under the NEDSP as at December 31, 2013. There were no outstanding stock awards at December 31, 2013 as all stock immediately vested at grant.

Name	Number of Shares issued in 2013 under the NEDSP	Cumulative Shares held which were awarded under the NEDSP
Mr. Hugh G. C. Aldous	559	5,065
Mr. Milton C. Blackmore	995	3,708
Mr. Martin M. Hale	559	5,377
Mr. Lawrence J. Padfield	559	559
Mr. Robert I. Paller	559	2,681
Mr. Joachim Roeser	559	4,142

The director’s compensation is a flat annual fee based on the following arrangement:

●	An annual retainer of $160,000, paid quarterly, to the Chairman of the Board;

●	An annual retainer of $90,000, paid quarterly, for all other NEDs;

●	An additional annual retainer of $10,000, paid quarterly, for the Chairman of the Compensation Committee;

●	An additional annual retainer of $16,000, paid quarterly, for the Chairman of the Audit Committee;

●	An additional annual retainer of $8,000, paid quarterly, for the Chairman of the Nominating and Corporate Governance Committee;

●	An additional annual retainer of $5,000, paid quarterly to, the members of the Audit Committee;

●	No additional daily fees for attendance at Board or Committee meetings or calls;

●	Directors may receive an additional daily fee of $2,000 for additional days provided at the specific request of the CEO;

In 2013, Mr. Aldous received $6,000 for three additional days he was requested to work and Mr. Blackmore received $4,000 for two additional days he was requested to work.

In addition to the compensation arrangements described above:

●

Each Director is entitled to reimbursement for any reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its Committees and related activities;

●

The values of the option awards for the Directors included in the “Director Compensation” table is determined using the number of options awarded and the grant date fair value for each option award made in the year. The grant date fair values on the Corporation’s stock options are calculated using the Black-Scholes model, with reference to the underlying stock price, option exercise price, volatility of the Corporation’s stock price, risk free rate and expected dividend yield. For options with additional characteristics, such as vesting criteria linked to stock market indices or stock price performance, a Monte Carlo simulation is used to model the range of potential outcomes. For further information on the assumptions underlying these grant date fair values refer to Note 19 of the Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013;

●

Each NED also receives an annual grant of stock options equal to $45,000, based on the closing stock price for Corporation stock on the date prior to grant in addition to taking one quarter of their annual retainer fee in stock in the Corporation, based on market price on the date issued, as described above.

•	The number of unexercised options outstanding as of December 31, 2013 for each NED is detailed below:

Name	Number of Options	Grant Price	Date of Grant
		$
Mr. Hugh G. C. Aldous	1,089	41.31	02/20/13
	1,522	29.56	02/23/12
	1,660	27.11	02/22/11
	4,335	10.38	02/17/10
	3,398	4.62	03/24/09
	2,224	20.23	02/20/08
	1,218	27.09	02/21/07
	3,312	9.97	02/13/06
	3,340	9.89	07/12/05
	2,000	0.00	07/12/05
Mr. Milton C. Blackmore	1,089	41.31	02/20/13
	1,522	29.56	02/23/12
	1,380	32.60	05/12/11
	1,000	0.00	05/12/11
Mr. Martin M. Hale	1,089	41.31	02/20/13
	1,522	29.56	02/23/12
	1,660	27.11	02/22/11
	4,335	10.38	02/17/10
	3,398	4.62	03/24/09
	2,224	20.23	02/20/08
	1,218	27.09	02/21/07
	3,312	9.97	02/13/06
	3,340	9.89	02/17/05
Mr. Lawrence J. Padfield	1,108	40.58	05/15/13
	1,000	0.00	05/15/13
Mr. Robert I. Paller	1,089	41.31	02/20/13
	1,522	29.56	02/23/12
	1,660	27.11	02/22/11
	3,673	12.25	05/24/10
	1,000	0.00	05/24/10
Mr. Joachim Roeser	1,089	41.31	02/20/13
	1,522	29.56	02/23/12
	1,660	27.11	02/22/11
	4,335	10.38	02/17/10
	3,398	4.62	03/24/09
	2,038	22.08	05/07/08
	1,000	0.00	05/07/08

Equity Compensation Plans

The following table summarizes information, as of December 31, 2013 relating to current equity compensation plans of the Corporation approved by security holders pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire stock have been granted from time to time under the CSOP, PRSOP, Non-Executive Directors Stock Option Plan (“NEDSOP”), Co-Investment Plan and NEDSP. The Corporation does not have any equity compensation plans which have not been approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	417,890	$7.043	803,939

Equity compensation plans not approved by security holders	0	0	0

Total	417,890	$7.043	803,393

RELATED PERSON TRANSACTIONS AND RELATIONSHIPS

The Corporation has retained and continues to retain Smith, Gambrell & Russell, LLP, a law firm with which Mr. Paller is Of Counsel. During the fiscal year ended December 31, 2013 the Corporation paid Smith, Gambrell & Russell, LLP, $0.6 million in fees for services provided during the period.

RELATED PERSON TRANSACTIONS APPROVAL POLICY

Pursuant to the Corporation’s Code of Ethics Policy, all senior officers must disclose to the Board of Directors any material transaction or relationship that could reasonably be expected to give rise to a conflict of interests. The Code of Ethics Policy also states that no employee may seek to obtain special treatment from the Corporation for family members, friends or for businesses in which family members or friends have an interest. During the year ended December 31, 2013 the Corporation has not made any charitable contributions to any charity on which any Director serves as an Executive Officer.

INFORMATION REGARDING THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of the Corporation, selected by the Audit Committee for the fiscal year ended December 31, 2013 is KPMG.

AUDIT COMMITTEE REPORT

The Board has adopted a written Audit Committee Charter.

As part of fulfilling its responsibilities, the Audit Committee:

1.	held meetings with the Corporation’s Business Assurance function and the independent registered public accounting firm, both in the presence of management and privately to discuss the overall scope and plans for the respective audits, the results of the audits, the evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s final reports;

2.	reviewed and discussed the audited consolidated financial statements for fiscal year 2013 with management and the independent registered public accounting firm;

3.	discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

4.	received the written disclosure and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed that firm’s independence with representatives of the firm. The Audit Committee has also considered whether KPMG’s provision of non-audit services to the Corporation is compatible with its independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Corporation’s audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Corporation specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

The foregoing report has been approved by all members of the Audit Committee.

MARTIN M. HALE, Chair

HUGH G. C. ALDOUS

JOACHIM ROESER

Principal Accountant Fees and Services

The Board of Directors are seeking ratification of KPMG’s appointment at the 2014 Annual Meeting of Stockholders in respect of the 2014 fiscal year as described in Proposal 3 in this Proxy Statement.

Aggregate fees for professional services rendered for the Corporation by KPMG for the fiscal years 2013 and 2012 were:

Fee type	Fiscal 2013 $’000	Fiscal 2012 $’000

Audit	1,011	931

Audit Related	-	13

Tax	-	20

Other	14	18

Total	1,025	982

Note 1:	The aggregate fees included in Audit fees are fees billed for the fiscal years for the audits of the consolidated financial statements of the Corporation, statutory and subsidiary audits, and review of documents filed with SEC. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Related fees for fiscal year 2012 were for due diligence services.

Tax fees for fiscal year 2012 were for tax compliance, tax planning and tax advice.

All other fees for fiscal years 2013 and 2012, respectively, were for services related to forensic technology and employee benefit plans advice.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permitted non-audit services provided by the Corporation’s independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to the Audit Committee Chairman, provided all such delegated pre-approval decisions are reported to the Audit Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit related and tax services, which are detailed as to type of service, is granted by the Audit Committee at each quarterly meeting. The Audit Committee subsequently reviews fees that are paid for such pre-approved services. Specific pre-approval is required for all other services that are requested of our independent registered public accounting firm. These requests are reviewed quarterly, and the status of all such requests and services is reviewed with the Audit Committee.

In fiscal years 2013 and 2012, $nil and $31,000, respectively, were paid to the Corporation’s independent registered public accounting firm for which the de minimis exception was used. The Audit Committee reviewed and approved the audit and non-audit services rendered by the Corporation’s independent registered public accounting firm to the Corporation during the fiscal year 2013 and concluded such services were compatible with maintaining their independence.

INFORMATION ABOUT OUR COMMON STOCK OWNERSHIP

The table “Beneficial Owners at fiscal year-end 2013” sets out certain information with respect to the beneficial ownership of the Corporation’s Common Stock as of December 31, 2013 by holders of more than

5% of the Corporation’s outstanding Common Stock. The table “Stock Ownership of Directors and Executive Officers” sets out information with regard to the Directors of the Corporation our Named Executive Officers, and all current Directors and Executive Officers of the Corporation as a group. As of December 31, 2013 excluding treasury stock, there were 23,750,000 shares of Common Stock outstanding. According to the rules adopted by the SEC, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within sixty days through the exercise of an option, warrant, right of conversion of a security or otherwise. The percentage of the Corporation’s Common Stock beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities that the person holds which are exercisable or convertible within sixty days of the date as of which such information is provided in the applicable table. To the knowledge of the Corporation, each stockholder has sole voting and investment power with respect to the stock indicated as beneficially owned, unless otherwise indicated in a footnote. Unless otherwise indicated, the business address of each person is the Corporation’s corporate address.

BENEFICAL OWNERS AT FISCAL YEAR END 2013 (INFORMATION AS REPORTED IN SCHEDULE 13G AS OF DECEMBER 31, 2013)

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc	(1)	3,307,580	13.90%
100 East Pratt Street
Baltimore
MD 21202
Royce & Associates LLC	(2)	3,076,100	12.95%
745 Fifth Avenue
New York
NY 10151
FMR LLC	(3)	2,734,197	11.51%
82 Devonshire Street
Boston
MA 02109
Wellington Management Company LLP	(4)	1,538,860	6.48%
280 Congress Street
Boston
Massachusetts
MA 02210
The Vanguard Group	(5)	1,250,802	5.26%
100 Vanguard Boulevard
Malvern
Pennsylvania
PA 19355
Huber Capital Management LLC	(6)	1,189,582	5.01%
2321 Rosecrans Avenue, Suite 3245
El Segundo
California
CA 90245

Based on a review of filings with the SEC, the Corporation is unaware of other holders of more than 5% of the outstanding shares of Innospec Inc. Common Stock.

Notes:

(1)

According to a Schedule 13G dated February 10, 2014 filed jointly by T. Rowe Price Associates, Inc., a Maryland corporation, (“T. Rowe Price”) and T. Rowe Price Small-cap Value (“TRP Fund”), T. Rowe Price

and TRP Fund beneficially hold 3,307,580 shares. T Rowe Price has sole voting power over 866,780 shares and TRP Fund sole voting power over 2,417,500 shares. T Rowe Price has sole dispositive power over 3,307,580 shares.

These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund Inc. (which owns 2,417,500 shares, representing 10.1% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	According to a Schedule 13G dated January 10, 2014 Royce & Associates, LLC, a New York corporation (“Royce”) beneficially hold 3,076,100 shares for which they have sole voting and dispositive power.

(3)	According to a Schedule 13G dated February 14, 2014 filed jointly by FMR LLC. (“FMR”), Edward C Johnson 3d (“Mr. Johnson”), Fidelity Management & Research Company (“FM&R”) Pyramis Global Advisors LLC (“PGALLC”), Pyramis Global Advisors Trust Company (“PGATC”) and FIL Limited (“FIL”), various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sales of, the Common Stock shown as beneficially owned by FM&R, PGALLC and PGATC. Mr. Johnson and FMR, through its control of FMR and the funds each have sole power to dispose of the shares under the funds.

(4)	According to a Schedule 13G dated February 14, 2014 Wellington Management Company, LLP, have shared voting power over 1,110,501 shares and shared dispositive power over 1,538,860.

(5)	According to a Schedule 13G dated February 11, 2014 The Vanguard Group, have sole voting power over 32,263 shares, sole dispositive power over 1,219,739, shared dispositive power over 31,063 and beneficially held shares of 1,250,802.

(6)	According to a Schedule 13G dated February 10, 2014 Huber Capital Management LLC, have sole voting power over 711,054 shares, shared voting power over 100,547 shares and shared dispositive power over 1,189,582.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AS OF JANUARY 31, 2014

The following table sets out the amount of the Corporation’s common stock beneficially owned by each of the Directors, the CEO, the CFO and the three other most highly compensated NEOs of the Corporation:

Name		Shares Owned Directly or Indirectly	Shares Underlying Options Exercisable within 60 days	Total	Percent of Class

Mr. Hugh G. C. Aldous	(1)	18,988	21,487	40,475	*

Mr. Milton C. Blackmore	(2)	4,708	0	4,708	*

Dr. Philip J. Boon		43,552	415	43,967	*

Mr. Ian P. Cleminson		24,589	12,190	36,779	*

Mr. Martin M. Hale	(3)	212,308	19,487	231,795	*

Dr. Ian M. McRobbie		34,523	47,917	82,440	*

Mr. Robert I. Paller		6,681	6,333	13,014	*

Mr. Lawrence J. Padfield		1,019	0	1,019	*

Mr. Joachim Roeser		4,142	12,431	16,573	*

Mr. Brian R. Watt		37,158	686	37,844	*

Mr. Patrick S. Williams		178,934	34,800	213,734	*

Directors and Executive Officers as a group (13 persons)	(4)	611,850	157,573	781,839	2.65

Footnotes to “Stock Ownership” table:

(*)	Less than 1%
(1)	In the case of Mr. Aldous this figure includes 6,000 shares held by Union Pension Trustees
(2)	In the case of Mr. Blackmore this figure includes 1,000 held by ‘The Milton & Janet Blackmore Trust’
(3)	In the case of Mr. Hale, this figure includes 24,000 over which Mr. Hale disclaims beneficial ownership as such shares are held indirectly through a trust
(4)	Includes the above named directors and officers as well as Dr. Catherine Hessner and Mr. David Williams

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s Directors and Officers, and persons who beneficially own more than 10% of a registered class of the Corporation’s Common Stock and other equity securities, to file initial reports of ownership and reports of changes in ownership of the Corporation’s Common Stock or other equity securities with the SEC. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that each of its Officers, Directors and beneficial owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements applicable to them during fiscal 2013.

OTHER MATTERS

As of the date of this Proxy Statement, management is not aware of any matters to be presented at the meeting other than the matters specifically stated in the Notice of Meeting and discussed in this Proxy Statement. If any other matter or matters are properly brought before the meeting, the persons named in the enclosed Proxy Form have discretionary authority to vote the proxy on each such matter in accordance with their judgement.

SOLICITATION AND EXPENSES OF SOLICITATION

The solicitation of proxies will be made initially through the internet and by e-mail. The Corporation’s Directors, Executive Officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries that will mail material to or otherwise communicate with the beneficial owners of shares of the Corporation’s Common Stock. All expenses of solicitation of proxies will be paid by the Corporation.

ANNUAL REPORT TO STOCKHOLDERS

A copy of the Corporation’s 2013 Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is now available to Stockholders via the internet at www.envisionreports.com/iosp. Stockholders who require a printed copy of the Annual Report on Form 10-K may obtain one by writing or calling Investor Relations, Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England, telephone +44-151-355-3611, or by e-mail to investor@innospecinc.com.

STOCKHOLDERS’ PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

The Corporation anticipates holding its 2015 Annual Meeting of Stockholders on May 6, 2015.

Under the regulations of the SEC, any stockholder wishing to make a proposal to be acted upon at the 2015 Annual Meeting of Stockholders and have it included in our proxy materials must present such proposals to the Secretary of the Corporation not later than November 21, 2014.

Stockholder proposals or Director nominations not included in a proxy statement for an annual meeting must comply with the advance notice procedures and information requirements set out in the by-laws of the Corporation in order to be properly brought before that Annual Meeting of Stockholders. Under the Corporation’s by-laws, any stockholder desiring to make a proposal to be acted upon at the 2015 Annual Meeting of Stockholders must present such proposals to the Corporate Secretary not before February 6, 2015 or not later than March 8, 2015.

By order of the Board of Directors

David E. Williams

Vice President, General Counsel,

Chief Compliance Officer and Corporate Secretary

March 21, 2014

PLEASE VOTE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR NOTICE OR PROXY CARD OR ALTERNATIVELY, IF YOU HAVE REQUESTED WRITTEN MATERIALS SIGN, DATE AND RETURN YOUR PROXY CARD

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 7, 2014.
Vote by Internet
• Go to www.envisionreports.com/iosp
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Re-election of Directors:	For	Withhold		For	Withhold				+
01 - Hugh G.C. Aldous	☐	☐	02 - Joachim Roeser	☐	☐

	For	Against	Abstain			For	Against	Abstain
2. Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐	3. Proposal to ratify the Company’s independent public accounting firm for 2014.		☐	☐	☐
4. To transact such other business as may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of

Innospec Inc. Stockholders

Wednesday, May 7, 2014, 10:00 a.m. Local Time

The Ritz-Carlton, Boston Common

Tremont Meeting Room

10 Avery Street

Boston, MA 02111

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Innospec Inc.

Notice of 2014 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – May 7, 2014

Patrick S. Williams and Ian P. Cleminson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Innospec Inc. to be held on May 7, 2014 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)